As filed with the Securities and Exchange Commission on December 5, 2025.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________________

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

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Pagaya Technologies Ltd.

(Exact name of Registrant as specified in its charter)

Israel	98-1704718
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

____________________

Pagaya Technologies Ltd.

335 Madison Ave, 16th Floor
New York, NY 10017
Tel: 646-710-7714

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

____________________

Pagaya US Holding Company LLC
335 Madison Ave, 16th Floor
New York, NY 10017
646-710-7714

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

____________________

Copies to:

Byron B. Rooney Hillary A. Coleman Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 Tel: (212) 450-4000	Eric Watson Pagaya Technologies Ltd. 335 Madison Ave, 16th Floor New York, NY 10017 Tel: 646-710-7714	Aaron M. Lampert Perry Wildes Goldfarb Gross Seligman & Co. 1 Azrieli Center, Round Building Tel Aviv 6701101, Israel Tel: 972-3-607-4444

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Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

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PROSPECTUS

Up to 2,076,013 Class A Ordinary Shares Offered by Pagaya Technologies, Ltd. Underlying Outstanding Warrants

Up to 50,979,975 Class A Ordinary Shares Offered by Certain Selling Shareholders

This prospectus is being filed solely to satisfy our obligations under the Warrants (as defined below) previously issued in connection with the EJFA Merger (as defined below) and the Registration Rights Agreement (as defined below) upon the expiration of our registration statement on Form F-3 (File No. 333-266228) registering the Class A Ordinary Shares, no par value (the “Class A Ordinary Shares”), that may be (i) issued by us upon exercise of the Warrants and (b) offered and sold, from time to time, by the Selling Securityholders. We are not offering or selling any securities under this prospectus.

This prospectus relates to (1) the issuance by us of up to 2,076,013 Class A Ordinary Shares that may be issued upon exercise of the public warrants and the private placement warrants (each as defined below) (the “Warrant Shares”) at the exercise prices set forth herein and (2) the offer and sale, from time to time, by the selling securityholders identified in this prospectus (each a “Selling Securityholder” and, collectively, the “Selling Securityholders”), or their permitted transferees, of up to 50,979,975 Class A Ordinary Shares (including the Warrant Shares and Class A Ordinary Shares underlying any Selling Securityholder’s Class B Ordinary Shares (each as defined below)) (the “Secondary Shares”).We will not receive any proceeds from the sale of the Secondary Shares by the Selling Securityholders pursuant to this prospectus. We also will not receive any proceeds from the sale of the Warrant Shares by us pursuant to this prospectus, except with respect to amounts received by us upon exercise of the Warrants to the extent such Warrants are exercised for cash. However, we will pay the expenses, other than underwriting discounts and commissions, associated with the sale of the Warrant Shares and the Secondary Shares pursuant to this prospectus. We believe the likelihood that warrant holders will exercise their Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the trading price of our Class A Ordinary Shares. If the trading price for our Class A Ordinary Shares is less than the applicable exercise price per share, we believe holders of the Warrants will be unlikely to exercise their Warrants on a cash basis.

Our registration of the Warrant Shares and the Secondary Shares does not mean that either we or the Selling Securityholders will issue, offer or sell, as applicable, any of the Warrant Shares or the Secondary Shares. Class A Ordinary Shares may be sold by the Selling Securityholders to or through underwriters or dealers, directly to purchasers or through agents designated from time to time. If any underwriters are involved in the sale of any securities with respect to which this prospectus is being delivered, the names of such underwriters and any applicable discounts or commissions and options to purchase additional securities will be set forth in a prospectus supplement. The price to the public of such securities will also be set forth in a prospectus supplement. See “Plan of Distribution.”

Our Class A Ordinary Shares and public warrants are traded on The NASDAQ Stock Market LLC (“Nasdaq”) under the symbols “PGY” and “PGYWW,” respectively. On December 3, 2025, the closing price of our Class A Ordinary Shares was $23.82 per share, and the closing price of our public warrants was $0.3621 per warrant.

Investing in our securities involves a high degree of risk. See the section entitled “Risk Factors” on page 5 of this prospectus and under similar headings in any amendment or supplement to this prospectus or in any filing with the Securities and Exchange Commission (the “SEC”) that is incorporated by reference herein.

None of the Securities and Exchange Commission, the Israel Securities Authority or any state or other securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated December 5, 2025.

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	1
SELECTED DEFINITIONS	2
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	3
PROSPECTUS SUMMARY	5
THE OFFERING	6
RISK FACTORS	8
USE OF PROCEEDS	9
DESCRIPTION OF SHARE CAPITAL AND ARTICLES OF ASSOCIATION	10
SELLING SECURITYHOLDERS	25
PLAN OF DISTRIBUTION	30
MATERIAL U.S. TAX CONSIDERATIONS FOR U.S. HOLDERS OF CLASS A ORDINARY SHARES	32
CERTAIN MATERIAL ISRAELI TAX CONSIDERATIONS	38
LEGAL MATTERS	44
EXPERTS	44
INFORMATION INCORPORATED BY REFERENCE	45
WHERE YOU CAN FIND MORE INFORMATION	46
ENFORCEABILITY OF CIVIL LIABILITIES	47

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (“SEC”), utilizing a “shelf” registration process. Under this shelf process, we and the Selling Securityholders may, from time to time, issue, offer and sell, as applicable, any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we and the Selling Securityholders may issue, offer and sell, as applicable. More specific terms of any securities that the Selling Securityholders offer and sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the Class A Ordinary Shares being offered and the terms of the offering. The prospectus supplement may also add, update or change information included in or incorporated by reference into this prospectus. Any statement contained in or incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the headings “Information Incorporated by Reference” and “Where You Can Find More Information.”

Neither we nor the Selling Securityholders have authorized anyone to provide any information or to make any representations other than those contained in or incorporated by reference into this prospectus, any accompanying prospectus supplement or any free writing prospectus we have prepared. We and the Selling Securityholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in or incorporated by reference into this prospectus, any applicable prospectus supplement or any related free writing prospectus. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in or incorporated by reference into this prospectus or any prospectus supplement is accurate only as of the date on the front of that document incorporated by reference, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

We have proprietary rights to trademarks used in this prospectus that are important to our business, many of which are registered (or pending registration) under applicable intellectual property laws. This prospectus contains references to trademarks, trade names and service marks belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks, trade names and service marks. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

On June 22, 2022 (the “EJFA Closing Date”), Pagaya consummated its previously announced business combination pursuant to that certain Agreement and Plan of Merger, dated as of September 15, 2021 (the “EJFA Merger Agreement”), by and among EJF Acquisition Corp., a Cayman Islands exempted company (“EJFA”), Pagaya and Rigel Merger Sub , a Cayman Islands exempted company and wholly-owned subsidiary of Pagaya. As contemplated by the EJFA Merger Agreement, Rigel Merger Sub merged with and into EJFA (the “EJFA Merger”), with EJFA surviving the EJFA Merger as a wholly-owned subsidiary of Pagaya (the “Surviving Company”). As a result of the EJFA Merger, and upon consummation of the EJFA Merger and the other transactions contemplated by the EJFA Merger Agreement (the “Transactions”), the shareholders of EJFA became shareholders of Pagaya. On the EJFA Closing Date, immediately following the EJFA Merger, the Surviving Company merged (the “Second Merger”) with and into Rigel Merger Sub II, Ltd., a Cayman Islands exempted company and wholly-owned subsidiary of Pagaya (“Merger Sub II”), with Merger Sub II continuing as the surviving company after the Second Merger.

In this prospectus, unless otherwise stated or the context otherwise requires, references to “Pagaya,” “the Company,” “we,” “us,” “our” and similar references refer to Pagaya Technologies Ltd., a company organized under the laws of the State of Israel, together with its subsidiaries.

SELECTED DEFINITIONS

“Class A Ordinary Shares” refers to the Class A ordinary shares, no par value, of Pagaya, which carry voting rights of one vote per share of Pagaya.

“Class B Ordinary Shares” refers to the Class B ordinary shares, no par value, of Pagaya, which carry voting rights in the form of 10 votes per share of Pagaya.

“EJFA” refers to EJF Acquisition Corp., a Cayman Islands exempted company.

“EJFA Class A Ordinary Shares” refers to the class A ordinary shares, par value $0.0001 per share, of EJFA.

“EJF Investor” refers to EJF Debt Opportunities Master Fund, LP, a Delaware limited liability company, an affiliate of EJFA.

“EJFA Merger” refers to the merger of EJFA Merger Sub with and into EJFA, as contemplated by the EJFA Merger Agreement.

“EJFA Merger Agreement” refers to that certain Agreement and Plan of Merger, dated as of September 15, 2021, by and among EJFA, Pagaya and EJFA Merger Sub.

“EJFA Merger Sub” refers to Rigel Merger Sub Inc., a Cayman Islands exempted company and a wholly-owned subsidiary of Pagaya.

“EJFA Private Placement Warrants” refers to the 5,166,667 private placement warrants of EJFA entitling the holder to purchase one EJFA Class A Ordinary Share per warrant.

“EJFA Public Warrants” refers to the 9,583,333 public warrants of EJFA entitling the holder to purchase one EJFA Class A Ordinary Share per warrant.

“private placement warrants” refers to the outstanding and unexercised warrants to purchase Class A Ordinary Shares issued by private placement, including those issued and exchanged for the EJFA Private Placement Warrants in connection with the EJFA Merger.

“public warrants” refers to the outstanding and unexercised warrants to purchase Class A Ordinary Shares issued to holders of EJFA Public Warrants in connection with the EJFA Merger.

“Registration Rights Agreement” refers to the Amended and Restated Registration Rights Agreement entered into at the consummation of the EJFA Merger, by and among Pagaya, EJFA, the Sponsor and certain equity holders of Pagaya named therein, replacing EJFA’s and Pagaya’s existing registration rights agreements.

“Subscription Agreements” refers to that certain Subscription Agreement, dated as of September 15, 2021, by and between Pagaya and the EJF Investor, providing for the purchase by the EJF Investor at the consummation of the EJFA Merger of up to 20 million Class A Ordinary Shares at a price per share of $10.00, for an aggregate purchase price of up to $200 million, and the other subscription agreements entered into by the certain PIPE investors, the form of which is incorporated herein by reference to Exhibit 10.8 of Pagaya’s Registration Statement on Form F-4 filed with the SEC on April 7, 2022.

“Warrants” refers to the public warrants and the private placement warrants, collectively.

“Warrant Agreement” refers to the EJFA Warrant Agreement, as assigned, assumed and amended by the Assignment, Assumption and Amendment Agreement.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements include, without limitation, our expectations concerning the outlook for our business, productivity, plans and goals for future operational improvements and capital investments, operational performance, future market conditions or economic performance and developments in the capital and credit markets and expected future financial performance, as well as any information concerning possible or assumed future results of operations. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements by words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “strategy,” “future,” “opportunity,” “may,” “target,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” or similar expressions, or negatives of those expressions, that predict or indicate future events or trends or that are not statements of historical matters.

Forward-looking statements involve a number of risks, uncertainties and assumptions, and actual results or events may differ materially from those implied in those statements. Important factors that could cause such differences include, but are not limited to:

•	the ability to implement business plans and other expectations;

•	the impact of the continuation of or changes in the short-term and long-term interest rate environment;

•	uncertain market or political conditions;

•	the availability and cost of capital, including the financing of risk retention investments;

•	our ability to service our debt financing and meet associated covenants;

•	our ability to develop and maintain a diverse and robust funding network;

•	the impact of fair value changes in our risk retention investments in our Financing Vehicles;

•	our uncertain future prospects and rate of growth due to our relatively limited operating history;

•	the performance of our technology to consistently meet return expectations of asset investors in Financing Vehicles;

•	our ability to improve, operate and implement our AI technology, including as we expand into new asset classes;

•	competition in attracting and onboarding new partners and raising capital from asset investors through Financing Vehicles given the current limited number of partners that account for a substantial portion of the total number of the financial products facilitated with the assistance of our AI technology;

•	potential difficulties in retaining our current management team and other key employees and independent contractors, including highly-skilled technical experts;

•	our estimates of our future financial performance;

•	changes in the political, legal and regulatory framework related to AI technology, machine learning; financial institutions and consumer protection;

•	the impact of health epidemics, natural disasters, acts of terrorism or other catastrophic events;

•	our ability to realize the potential benefits of past or future acquisitions;

•	conditions related to our operations in Israel;

•	risks related to data, security and privacy;

•	changes to accounting principles and guidelines;

•	our ability to develop and maintain effective internal controls;

•	the ability to maintain the listing of our securities on Nasdaq;

•	the price of our securities has been and may continue to be volatile;

•	unexpected costs or expenses;

•	future issuances, sales or resales of Class A Ordinary Shares;

•	an active public trading market for Class A Ordinary Shares may not be sustained; and

•	other risks and uncertainties set forth in this prospectus and in the documents incorporated by reference herein.

We caution you not to rely on forward-looking statements, which reflect current beliefs and are based on information currently available as of the date on the cover of this prospectus, the date of any prospectus supplement, or, in the case of forward-looking statements incorporated by reference, the date of the filing document that includes the applicable statement. We undertake no obligation to revise forward-looking statements to reflect future events, changes in circumstances or changes in beliefs except to the extent required by law. In the event that any forward-looking statement is updated, no inference should be made that we will make additional updates with respect to that statement, related matters, or any other forward-looking statements except to the extent required by law. We have identified some of the important factors that could cause future events to differ from our current expectations and they are described in this prospectus, the documents incorporated by reference into this prospectus and any applicable prospectus supplement under the caption “Risk Factors,” including our most recent Annual Report on Form 10-K, and any updates in our Quarterly Reports on Form 10-Q, all of which you should review carefully. Please consider our forward-looking statements in light of those risks as you read this prospectus, the documents incorporated by reference and any applicable prospectus supplement.

You should read this prospectus, any applicable prospectus supplement, together with the documents we have filed with the SEC that are incorporated by reference and any free writing prospectus that we may authorize for use in connection with a specific offering completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in the foregoing documents by these cautionary statements.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

PROSPECTUS SUMMARY

This summary highlights selected information and does not contain all of the information that is important to you. This summary is qualified in its entirety by the more detailed information included in or incorporated by reference into this prospectus. Before making your investment decision with respect to our securities, you should carefully read this entire prospectus, any applicable prospectus supplement and the documents referred to in “Information Incorporated by Reference” and “Where You Can Find More Information.”

Overview

Pagaya’s mission is to deliver more financial opportunity to more people, more often. We believe our mission will be accomplished by becoming the trusted lending technology partner for the consumer finance ecosystem, with an expansive product suite (the fee-generating side of our business) fueled by effective and efficient capital and risk management (the capital efficiency side of our business). Both sides of our business working harmoniously to meet the complex needs of the leading financial institutions.

We are a product-focused technology company that deploys sophisticated data science and proprietary, AI-powered technology to enable better outcomes for financial institutions, their existing and potential customers, and institutional or sophisticated investors.

We have built, and we are continuing to scale, a leading AI and data network for the benefit of financial services and other service providers, their customers, and investors. Services providers integrated in our network, which we refer to as our ‘‘Partners,’’ range from high-growth financial technology companies to incumbent banks and financial institutions. We believe Partners benefit from our network to extend financial products to their customers, in turn helping those customers fulfill their financial needs. These assets originated by Partners with the assistance of Pagaya’s AI technology are eligible to be acquired by Financing Vehicles: (i) funds managed or advised by Pagaya or one of its affiliates, (ii) securitization vehicles sponsored or administered by Pagaya or one of its affiliates and (iii) other similar vehicles (“Financing Vehicles”).

In recent years, investments in digitization have improved the front-end delivery of financial products, upgrading customer experience and convenience. Notwithstanding these advances, we believe underlying approaches to the determination of creditworthiness for financial products are often outdated and overly manual. In our experience, providers of financial services tend to utilize a limited number of factors to make decisions, operate with siloed technology infrastructure and have data limited to their own experience. As a result, we believe financial services providers approve a smaller proportion of their application volume than is possible with the benefit of modern technology, such as our AI technology and data network.

At our core, we are a technology company that deploys data science and technology to drive better results across the financial ecosystem. We believe our solution drives a “win-win-win” for Partners, their customers and potential customers, and investors. First, by utilizing our network, Partners are able to approve more customer applications, which we believe drives superior revenue growth, enhanced brand affinity, opportunities to promote other financial products and decreased unit-level customer acquisition costs. Partners realize these benefits with limited incremental risk or funding requirements. Second, Partners’ customers benefit from enhanced and more convenient access to financial products. Third, investors benefit through gaining exposure to these assets originated by Partners with the assistance of our AI technology and acquired by the Financing Vehicles through our network.

Corporate Information

We were incorporated on March 20, 2016 and are organized under the laws of the State of Israel. We are registered with the Israeli Registrar of Companies, registration number 51-542127-9. On January 16, 2024, we announced our plans to relocate our corporate headquarters to our current New York City office, which became effective in February 2024. The U.S. is where we conduct our business, generate the majority of our revenue, and where all of our Partners and SFR Partners are domiciled. The mailing address of our principal executive office is 335 Madison Ave, New York, NY 10017, telephone number +1 646-710-7714. Our office in Tel-Aviv, Israel is Azrieli Sarona Bldg, 54th Floor, 121 Derech Menachem Begin, Tel-Aviv, 6701203, Israel, telephone number +972 (3) 715 0920. Our website is www.pagaya.com. The information contained on, or that can be accessed through, our website does not constitute a part of this prospectus and is not incorporated by reference herein.

THE OFFERING

We are not offering or selling any securities under this prospectus. We are registering the issuance by us of up to 2,076,013 of Class A Ordinary Shares that may be issued upon exercise of the Warrants to purchase Class A Ordinary Shares. We are also registering the resale by the Selling Securityholders or their permitted transferees of up to 50,979,975 Class A Ordinary Shares. This prospectus is being filed solely to satisfy our obligations under the Warrants previously issued in connection with the EJFA Merger and the Registration Rights Agreement upon the expiration of our registration statement on Form F-3 (File No. 333-266228). Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” in our most recent annual report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, as filed with the SEC, which are incorporated by reference into this prospectus, as well as in any applicable prospectus supplement, and under similar headings in the other documents that are incorporated by reference into this prospectus and any applicable prospectus supplement.

Issuance of Class A Ordinary Shares

The following information is as of December 3, 2025 and does not give effect to issuance of Class A Ordinary Shares or Warrants after such date, or the exercise of Warrants after such date.

Class A Ordinary Shares issuable upon exercise of all Warrants	2,076,013 shares consisting of: • 798,611 public warrants • 1,277,402 private placement warrants
Exercise Price of the public warrants	$138 per share, subject to adjustment as described herein

Exercise Price of the private placement warrants	• $138 per share (430,555 shares) • $0.0006 per share (192,900 shares) • $0.00006 per share (433,947 shares) • $0.12 per share (220,000 shares)
Resale of Class A Ordinary Shares Our Class A Ordinary Shares offered by the Selling Securityholders	Up to 50,979,975 shares (including Class A Ordinary Shares underlying the Warrants and Class B Ordinary Shares)

Class A Ordinary Shares outstanding as of October 31, 2025	69,107,363 Class A Ordinary Shares

Use of proceeds

We are not offering or selling any securities under this prospectus. All of the securities offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales. We also will not receive any proceeds from the issuance of the Warrant Shares by us pursuant to this prospectus, except with respect to amounts received by us upon exercise of the Warrants previously issued in connection with the EJFA Merger to the extent such Warrants are exercised for cash. If all such Warrants are exercised for cash, we will receive up to an aggregate of approximately $169.6 million from such exercise. Unless we inform you otherwise in a prospectus supplement or free writing prospectus, we intend to use the net proceeds from the exercise of such

Warrants for general corporate purposes which may include acquisitions or other strategic investments or repayment of outstanding indebtedness. We believe the likelihood that Warrant holders will exercise their Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the trading price of our Class A Ordinary Shares. If the trading price for our Class A Ordinary Shares is less than $138 per share, we believe holders of our public warrants and private placement warrants will be unlikely to exercise their Warrants on a cash basis.

The Selling Securityholders will pay any underwriting commissions and discounts, and expenses incurred by the Selling Securityholders for brokerage, marketing costs, or legal services (other than those detailed below). We will bear the costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including all registration and filing fees, securities or blue sky law compliance fees, fees and expenses of our counsel and our independent registered public accounting firm, and fees and expenses of one legal counsel for the Selling Securityholders (not to exceed $120,000 in the aggregate for each registration without our prior approval).

See “Use of Proceeds.”

Risk Factors	See the section titled “Risk Factors” in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, as filed with the SEC, which are incorporated by reference into this prospectus, as well as in any applicable prospectus supplement, and under similar headings in the other documents that are incorporated by reference into this prospectus and any applicable prospectus supplement. See “Risk Factors.”

Nasdaq Ticker Symbols	Our Class A Ordinary Shares and public warrants are listed on Nasdaq under the symbols “PGY” and “PGYWW,” respectively.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully review the risks and uncertainties described under the heading “Risk Factors” in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, as filed with the SEC, which are incorporated by reference into this prospectus, as well as in any applicable prospectus supplement, and under similar headings in the other documents that are incorporated by reference into this prospectus and any applicable prospectus supplement, before deciding whether to purchase the securities being registered pursuant to the registration statement of which this prospectus is a part. Each of the risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our securities, and the occurrence of any of these risks might cause you to lose all or part of your investment. Additional risks not presently known to us or that we currently believe are immaterial may also significantly impair our business operations. Please also read carefully the section below entitled “Special Note Regarding Forward-Looking Statements.”

USE OF PROCEEDS

We are not offering or selling any securities under this prospectus. All of the securities offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales. We also will not receive any proceeds from the issuance of the Warrant Shares by us pursuant to this prospectus, except with respect to amounts received by us upon exercise of the Warrants previously issued in connection with the EJFA Merger to the extent such Warrants are exercised for cash. If all such Warrants are exercised for cash, we will receive up to an aggregate of approximately $169.6 million from such exercise. Unless we inform you otherwise in a prospectus supplement or free writing prospectus, we intend to use the net proceeds from the exercise of such Warrants for general corporate purposes which may include acquisitions or other strategic investments or repayment of outstanding indebtedness. We believe the likelihood that Warrant holders will exercise their Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the trading price of our Class A Ordinary Shares. If the trading price for our Class A Ordinary Shares is less than $138 per share, we believe holders of our public warrants and private placement warrants will be unlikely to exercise their Warrants on a cash basis.

The Selling Securityholders will pay any underwriting commissions and discounts, and expenses incurred by the Selling Securityholders for brokerage, marketing costs, or legal services (other than those detailed below). We will bear the costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including all registration and filing fees, securities or blue sky law compliance fees, fees and expenses of our counsel and our independent registered public accounting firm, and fees and expenses of one legal counsel for the Selling Securityholders (not to exceed $120,000 in the aggregate for each registration without our prior approval).

DESCRIPTION OF SHARE CAPITAL AND ARTICLES OF ASSOCIATION

The following summary description of our share capital is based on the provisions of our Amended and Restated Articles of Association (the “Articles”) and is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to the Articles and warrant-related documents, each of which is incorporated by reference as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2024, and certain provisions of Israeli law. For information on how to obtain a copy of our Articles, see the sections titled “Incorporation of Certain Information by Reference” and “Where You Can Find More Information” in this prospectus.

Share Capital

Our authorized share capital currently consists of 6,666,666 Series A preferred shares, no par value, 666,666,666 Class A Ordinary Shares, no par value, and 166,666,666 Class B Ordinary Shares, no par value. The Class A Ordinary Shares, together with the Class B Ordinary Shares are referred to as the “Pagaya Ordinary Shares.” As of October 31, 2025, 2,027,147 Series A preferred shares, 69,107,363 Class A Ordinary Shares and 11,288,577 Class B Ordinary Shares were issued and outstanding. All of the foregoing share capital information reflects a 1-for-12 reverse share split of Class A Ordinary Shares that became effective as of March 8, 2024.

All of the outstanding Pagaya Ordinary Shares and Series A preferred shares are validly issued, fully paid and non-assessable. Neither the Pagaya Ordinary Shares nor the Series A preferred shares are redeemable or have any preemptive rights.

Other than with respect to Class B Ordinary Shares (which are described below), Pagaya’s Board of Directors may determine the issue prices and terms for such shares or other securities, and may further determine any other provision relating to such issue of shares or securities. Pagaya may also issue and redeem redeemable securities on such terms and in such manner as Pagaya’s Board of Directors shall determine.

Registration Number and Purposes of Pagaya

Pagaya is registered with the Israeli Registrar of Companies. Pagaya’s registration number is 51-542127-9. Pagaya’s affairs are governed by the Articles, applicable Israeli law and specifically the Israeli Companies Law, 5759-1999, as amended, and the regulations promulgated thereunder (the “Companies Law”). Pagaya’s purpose as set forth in the Articles is to engage in any lawful act or activity.

Pagaya Ordinary Shares

Class A Ordinary Shares

Voting Rights

Holders of Class A Ordinary Shares will be entitled to cast one vote per each Class A Ordinary Share held as of the applicable record date. Generally, holders of both classes of Pagaya Ordinary Shares and the Series A preferred shares vote together as a single class on all matters (including the election of directors), except where the provisions of the Companies Law or the Articles require otherwise, and an action is approved by Pagaya shareholders if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action, except where the Companies Law or the Articles require a special majority of non-controlling and disinterested shareholders, a separate majority or unanimous vote of the Class B Ordinary Shares, or a supermajority of the overall voting power once no Class B Ordinary Shares remain outstanding.

Transfer of Shares

Fully paid Class A Ordinary Shares are issued in registered form and may be freely transferred under the Articles, unless the transfer is restricted or prohibited by another instrument, applicable law or the rules of Nasdaq. The ownership or voting of Class A Ordinary Shares by non-residents of Israel is not restricted in any way by the Articles or the laws of the State of Israel, except for ownership by nationals of some countries that at the time are, or have been, in a state of war with Israel.

Dividend Rights

Pagaya may declare a dividend to be paid to the holders of Class A Ordinary Shares, Class B Ordinary Shares and Series A preferred shares in proportion to their respective shareholdings, provided that if a distribution is paid in the form of shares or rights to acquire shares, such shares or rights paid to a shareholder shall correspond to the class of shares held by such shareholder. Under the Companies Law, dividend distributions are determined by the board of directors and do not require the approval of the shareholders of a company unless the company’s articles of association provide otherwise. The Articles will not require shareholder approval of a dividend distribution and provide that dividend distributions may be determined by Pagaya’s Board of Directors.

Pursuant to the Companies Law, the distribution amount is limited to the greater of retained earnings or earnings generated over the previous two years, according to the company’s most recently reviewed or audited financial statements (less the amount of previously distributed dividends, if not reduced from the earnings), provided that the date of the balance sheet contained in the financial statements is not more than six months prior to the date of the distribution. Accordingly, the “previous two years” for purposes of determining the maximum distribution are the 24 months ending at the end of the period to which the qualifying financial statements relate. If Pagaya does not meet such criteria, then it may distribute dividends only with court approval. In each case, Pagaya is permitted to distribute a dividend only if Pagaya’s Board of Directors and, if applicable, the court determines that there is no reasonable concern that payment of the dividend will prevent Pagaya from satisfying its existing and foreseeable obligations as they become due.

Liquidation Rights

Upon a liquidation, merger, capital stock exchange, reorganization, sale of all or substantially all assets or other similar transaction involving Pagaya upon the consummation of which holders of Pagaya Ordinary Shares would be entitled to exchange their Pagaya Ordinary Shares for cash, securities or other property, and in the case of liquidation after satisfaction of liabilities to creditors, Pagaya’s assets will be distributed first to the holders of the Series A preferred shares to the extent of their Preference Amount, as defined below under “—Series A Preferred Shares—Liquidation Rights,” and then to the holders of Class A Ordinary Shares and Class B Ordinary Shares in proportion to their shareholdings. This right, as well as the right to receive dividends, may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights which may be authorized in the future.

Repurchase

Class A Ordinary Shares may be repurchased subject to compliance with the Companies Law, in such manner and under such terms as Pagaya’s Board of Directors may determine from time to time, or, where a repurchase agreement exists between Pagaya and a certain shareholder, according to the terms of such agreement. Share repurchases must generally satisfy the same requirements as noted above for dividends (in terms of the maximum distribution amount, with dividends and share repurchases aggregated for this purpose; the ability to seek court approval; and the requirement that the repurchase will not prevent Pagaya from satisfying its existing and foreseeable obligations as they become due). As a company listed on an exchange outside of Israel, however, court approval is not required if the proposed distribution is in the form of an equity repurchase, provided that we notify our creditors of the proposed equity repurchase and allow such creditors an opportunity to initiate a court proceeding to review the repurchase. If within 30 days such creditors do not file an objection, then we may proceed with the repurchase without obtaining court approval.

Class B Ordinary Shares

Issuance of Class B Ordinary Shares

Class B Ordinary Shares may be issued only to, and registered in the names of, one of the founders of Pagaya (“Founder”) (including any trusts the beneficiary of which is a founder and to the extent that a founder has the right to vote the Class B Ordinary Shares held by such trust), or any person or entity that, through contract, proxy or operation of law, has irrevocably been delegated the sole and exclusive right to vote the Class B Ordinary Shares held by such person or entity that, through contract, proxy or operation of law, has irrevocably delegated the sole and exclusive right to vote the Class B Ordinary Shares (the “Permitted Class B Owners”).

Voting Rights and Protective Provisions

Holders of Class B Ordinary Shares will be entitled to cast 10 votes per each Class B Ordinary Share held as of the applicable record date. Generally, holders of both classes of Pagaya Ordinary Shares and the Series A preferred shares vote together as a single class on all matters (including the election of directors), except where the provisions of the Companies Law or the Articles require otherwise, and an action is approved by Pagaya shareholders if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action, except where the Companies Law or the Articles require a special majority of non-controlling and disinterested shareholders, a separate majority or unanimous vote of the Class B Ordinary Shares or a supermajority of the overall voting power once no Class B Ordinary Shares remain outstanding.

Specific actions set forth in the Articles may not be effected by Pagaya without the prior affirmative vote of 100% of the outstanding Class B Ordinary Shares, voting as a separate class. Such actions include the following:

•	directly or indirectly, whether by amendment, or through merger, recapitalization, consolidation or otherwise, amending or repealing, or adopting any provision of the Articles inconsistent with, or otherwise altering, any provision of the Articles that modifies the voting, conversion or other rights, powers, preferences, privileges or restrictions of the Class B Ordinary Shares;

•	reclassifying any outstanding Class A Ordinary Shares into shares having the right to more than one vote for each share thereof, except as required by law;

•	issuing any Class B Ordinary Shares (other than Class B Ordinary Shares originally issued by Pagaya after June 22, 2022 pursuant to the exercise or conversion of options or private placement warrants that, in each case, were outstanding as of June 22, 2022);

•	authorizing or issuing any shares of any class or series of Pagaya’s share capital having the right to more than one vote for each share thereof; and

•	modifying the rights attached to the Class B Ordinary Shares.

Dividend Rights

Holders of Class B Ordinary Shares will participate pro rata with the holders of Class A Ordinary Shares and the holders of Series A preferred shares, in proportion to their respective shareholdings, in any dividend declared by the board of directors. See “—Class A Ordinary Shares—Dividend Rights” above.

Liquidation Rights

Upon a liquidation, merger, share exchange, reorganization, sale of all or substantially all assets or other similar transaction involving Pagaya upon the consummation of which holders of Pagaya Ordinary Shares would be entitled to exchange their Pagaya Ordinary Shares for cash, securities or other property, and in the case of liquidation after satisfaction of liabilities to creditors, Pagaya’s assets will be distributed first to the holders of the Series A preferred shares to the extent of their preference amount, as defined below under “—Series A Preferred Shares—Liquidation Rights,” and then to the holders of Class B Ordinary Shares and Class A Ordinary Shares, in proportion to their respective shareholdings. This right, as well as the right to receive dividends, may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights which may be authorized in the future. See “—Class A Ordinary Shares—Liquidation Rights” above.

Transfers

Holders of Class B Ordinary Shares are restricted from transferring such shares other than to a Permitted Class B Owner.

Conversion

Each Class B Ordinary Share shall be convertible into one Class A Ordinary Share at the option of the holder, at any time.

In addition, each Class B Ordinary Share will automatically be converted into a Class A Ordinary Share upon the earlier to occur of (1) such time as the Founders and the Permitted Class B Owners first collectively hold less than 8% of the total issued and outstanding ordinary share capital of Pagaya (to be reduced to 7.5% of the total issued and outstanding ordinary share capital of Pagaya following the 2026 annual general meeting of shareholders), and (2) the fifteenth (15th) anniversary of the consummation of the transactions contemplated by the EJF Merger Agreement (as defined herein).

Moreover, the Class B Ordinary Shares held by a Founder and by any Permitted Class B Owners affiliated with such Founder will automatically be converted into Class A Ordinary Shares upon the earliest to occur of:

1.	(1)(a) such Founder’s employment or engagement as an officer of Pagaya being terminated not for Cause (as defined in the Articles), (b) such Founder’s resigning as an officer of Pagaya, (c) death or Permanent Disability (as defined in the Articles) of such Founder; provided, however, that if such Founder or such Permitted Class B Owner validly provides for the transfer of some or all of his, her or its Class B Ordinary Shares to one or more of the other Founders or Permitted Class B Owners affiliated with one or more of the other Founders in the event of death or Permanent Disability (as defined in the Articles), then such Class B Ordinary Shares that are transferred to another Founder or Permitted Class B Owner affiliated with one or more of the other Founders shall remain Class B Ordinary Shares and shall not convert into an equal number of Class A Ordinary Shares or (d) the appointment of a receiver, trustee or similar official in bankruptcy or similar proceeding with respect to a Founder or his Class B Ordinary Shares; and (2) such Founder no longer serving as a member of Pagaya’s Board of Directors;

2.	90 days following the date on which such Founder first receives notice that his employment as an officer of Pagaya is terminated for Cause (as defined in the Articles), subject to extensions or cancellation under specified circumstances; or

3.	a transfer of such Class B Ordinary Shares to any person or entity other than a Permitted Class B Owner.

Repurchase

The Class B Ordinary Shares will not be subject to repurchase.

Series A Preferred Shares

Voting Rights and Protective Provisions

Each Series A preferred share has one vote for each Class A Ordinary Share into which the Series A preferred share could be converted as of the applicable record date set for the vote on any matter. The Series A preferred shares will vote together with the Class A Ordinary Shares and the Class B Ordinary Shares of the Company as a single class and not as a separate class in all shareholder meetings, except as required by law or by the Articles.

Any modification to the rights, preferences or privileges of the Series A preferred shares will require the approval of a majority of the Series A preferred shares represented and voted, in person or by proxy, in a class meeting of the then-outstanding Series A preferred shares convened for such purpose.

Dividend Rights

Holders of Series A preferred shares will participate pro rata with the holders of Class A Ordinary Shares and Class B Ordinary Shares, in proportion to their respective shareholdings, in any dividend declared by the board of directors. See “—Class A Ordinary Shares—Dividend Rights” and “—Class B Ordinary Shares—Dividend Rights” above.

Liquidation Rights

The Series A preferred shares have preference over the Ordinary Shares with respect to distribution of assets or available proceeds, as applicable (“Distributable Assets”), in the event of any liquidation, merger, capital stock exchange, reorganization, sale of all or substantially all assets or other similar transaction involving the Company upon the consummation of which holders of shares would be entitled to exchange their shares for cash, securities or other property (each, a “Liquidation Event”). Upon a Liquidation Event, the holders of Series A preferred shares then outstanding will be entitled to receive, before any payment is made to holders of Ordinary Shares and after payments to satisfy and discharge indebtedness, an amount per share held by them (the “Preference Amount”) equal to the greatest of:

i.	the sum of US $15.00 per each Series A preferred share (in each case as adjusted for any bonus shares, subdivisions, combinations, splits, recapitalizations and the like with respect to such Series A preferred shares or the Pagaya Ordinary Shares after the effective date hereof) (the “Original Issue Price”) of such share plus an amount equal to 3.0% of the Original Issue Price for each full semiannual period for which such preferred share has been outstanding (without compounding);

ii.	the amount such holder would actually have received for each Series A preferred share if such Series A preferred share had been converted into Class A Ordinary Shares immediately prior to such Liquidation Event; or

iii.	two times the Original Issue Price.

For purposes of clause (ii), the computation will assume that (a) all Series A preferred shares whose conversion or assumed conversion into Class A Ordinary Shares would result in a greater distribution amount will be considered as if they have been so converted (without being required to actually convert), and (b) all other Series A preferred shares (i.e. whose conversion or assumed conversion would not have yielded such greater amount) will be considered as if they received the distribution amount that assumes no such conversion. In the event that the Distributable Assets are insufficient to pay in full the Preference Amount in respect of each preferred share then outstanding, all Distributable Assets shall be distributed on a pari passu basis among the holders of the preferred shares in proportion to the respective full Preference Amount otherwise payable to such holders at that time under the Articles. After payment in full of the Preference Amount in respect of all preferred shares then outstanding, in accordance with Articles, the remaining Distributable Assets, if any, shall be distributed among the holders of Ordinary Shares only (i.e. excluding any Class A Ordinary Shares deemed issued upon the conversion of any Series A preferred shares then outstanding that participated in the distribution pursuant to the Articles, pro rata, based on the number of Class A Ordinary Shares (on an as-converted basis) held by each such holder.

Conversion

Each Series A preferred share is convertible into one Class A ordinary share, at the option of the holder thereof at any time, upon written notice to the Company and the Company’s transfer agent. In addition, at any time on or after the sixth anniversary of the issuance of the Series A preferred shares, and if the Series A preferred shares have not already been converted in accordance with the applicable provisions in the Articles, if and only if so elected by the Company, all Series A preferred shares that remain outstanding will automatically convert, with each Series A preferred share then outstanding converting into the following number of Class A Ordinary Shares, based on the volume weighted average trading price of the Class A Ordinary Shares for the thirty trading days immediately preceding the date of the Company’s written notice to the holders of the preferred shares of its election to so automatically convert all then-outstanding preferred shares (“30-Day VWAP Average”) pursuant to the applicable terms specified in the Articles. All shareholders of record of Series A preferred shares shall be sent written notice of the Company’s election to require conversion of the Series A preferred shares and the time of mandatory conversion, on or before the time of the designated mandatory conversion, together with all information necessary to allow the conversion. Such conversion shall occur on the fifth trading day after such notice is given.

In addition, at any time if, based on the 30-Day VWAP Average, the value of a Series A preferred share, on an as-converted basis, represents a return of the Original Issue Price (as defined in the Articles) equal to a minimum multiple of the Original Issue Price (“MOIP”) as specified in the Articles, the Company shall have the right, but not the obligation, within five trading days thereafter, to notify the holders of the then-outstanding Series A preferred shares of the Company’s election to automatically convert each Series A preferred share then outstanding into one Class A Ordinary Share without any further action by the holder thereof on the tenth trading day following the achievement of the MOIP.

Warrants

Pagaya entered into the Assignment, Assumption and Amendment Agreement (the “Assignment, Assumption and Amendment Agreement”) on June 22, 2022 with EJF Acquisition Corp. (“EJFA”) and Continental Stock Transfer & Trust Company (“Continental”), pursuant to which EJFA assigned all of its right, title and interest in the Warrant

Agreement, dated as of February 24, 2021 (the “EJFA Warrant Agreement”), between EJFA and Continental, to Pagaya, and Pagaya accepted such assignment and assumed all the liabilities and obligations of EFJA under the EJFA Warrant Agreement (the EJFA Warrant Agreement as assigned, assumed and amended by the Assignment, Assumption and Amendment Agreement, the “Warrant Agreement”). The warrants discussed below were issued in connection with the transactions contemplated by the EJFA Merger Agreement and are governed by the Warrant Agreement.

Public Warrants

Each whole warrant entitles the registered holder to purchase twelfth of one Class A Ordinary Share, subject to adjustment as discussed below, at any time commencing 30 days after June 22, 2022. Pursuant to the Warrant Agreement, a holder of a public warrant may exercise its warrants only for a whole number of Class A Ordinary Shares. This means only twelve warrants may be exercised at a given time by a holder. No fractional warrants will be issued and only whole warrants will trade. The public warrants will expire five years after June 22, 2022, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

Pagaya will not be obligated to deliver any Class A Ordinary Shares pursuant to the exercise of a public warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A Ordinary Shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to Pagaya satisfying its registration obligations. No public warrant will be exercisable and Pagaya will not be obligated to issue a Class A Ordinary Share upon exercise of a public warrant unless the Class A Ordinary Share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the public warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a public warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless (unless Pagaya permits holders to exercise their public warrants on a “cashless basis” under the circumstances specified in the Warrant Agreement and in accordance with Section 3(a)(9) of the Securities Act, provided that such exemption is available, but in no event will Pagaya be required to net cash settle any public warrant).

Redemption of Public Warrants for Cash

Pagaya will be able to call the public warrants for redemption for cash:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•	if, and only if, the closing price of the Class A Ordinary Shares equals or exceeds $216.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like and for certain issuances of Class A Ordinary Shares and equity-linked securities for capital raising purposes in connection with the consummation of the transactions contemplated by the EJFA Merger Agreement) for any 20 trading days within a 30 trading day period ending three business days before Pagaya sends to the notice of redemption to the warrant holders.

If and when the public warrants become redeemable by Pagaya for cash, Pagaya will be able to exercise its redemption right even if Pagaya is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Pagaya will establish the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the public warrant exercise price. If the foregoing conditions are satisfied and Pagaya issues a notice of redemption of the public warrants, each warrant holder will be entitled to exercise his, her or its public warrant prior to the scheduled redemption date. However, the price of the Class A Ordinary Shares may fall below the $216.00 redemption trigger price (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like and for certain issuances of Class A Ordinary Shares and equity-linked securities for capital raising purposes in connection with the consummation of the transactions contemplated by the EJFA Merger Agreement) as well as the $138.00 public warrant exercise price after the redemption notice is issued.

Redemption of public warrants when the per share price of Class A Ordinary Shares equals or exceeds $120.00

Once the public warrants become exercisable, Pagaya may redeem the outstanding public warrants:

•	in whole and not in part;

•	for cash at a price of at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption; provided that holders will be able to exercise their public warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table included in the Warrant Agreement, based on the redemption date and the “fair market value” of the Class A Ordinary Shares as described in the Warrant Agreement; and

•	if, and only if, the last reported sale price of the Class A Ordinary Shares equals or exceeds $120.00 per share (subject to adjustment in compliance with the terms of the Warrant Agreement) for any 20 trading days within a 30 trading-day period ending on, and including, the third trading day prior to the date on which we send the notice of redemption to the warrant holders.

Beginning on the date the notice of redemption is given until the public warrants are redeemed or exercised, holders may elect to exercise their public warrants on a cashless basis.

Redemption Procedures and Cashless Exercise

If Pagaya calls the public warrants for redemption as described above under “—Redemption of Public Warrants for Cash,” Pagaya’s management will have the option to require any holder that wishes to exercise his, her or its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their public warrants on a “cashless basis,” Pagaya’s management will consider, among other factors, Pagaya’s cash position, the number of public warrants that are outstanding and the dilutive effect on Pagaya shareholders of issuing the maximum number of Class A Ordinary Shares issuable upon the exercise of the public warrants. If Pagaya’s management takes advantage of this option, all holders of public warrants would pay the exercise price by surrendering their public warrants for that number of Class A Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Class A Ordinary Shares underlying the public warrants, multiplied by the excess of the “fair market value” of Class A Ordinary Shares (defined below) over the exercise price of the public warrants by (y) the fair market value. The “fair market value” will mean the average closing price of the Class A Ordinary Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of public warrants. If Pagaya’s management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of Class A Ordinary Shares to be received upon exercise of the public warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. If Pagaya calls its public warrants for redemption and Pagaya’s management does not take advantage of this option, the holders of the private placement warrants and their permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above.

A holder of a public warrant may notify Pagaya in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the transfer agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the Class A Ordinary Shares outstanding immediately after giving effect to such exercise.

If the number of outstanding Class A Ordinary Shares is increased by a share capitalization payable in Class A Ordinary Shares, or by a split-up of Pagaya Ordinary Shares or other similar event, then, on the effective date of such share capitalization, split-up or similar event, the number of Class A Ordinary Shares issuable on exercise of each public warrant will be increased in proportion to such increase in the outstanding Pagaya Ordinary Shares. A rights offering to holders of Pagaya Ordinary Shares entitling holders to purchase Class A Ordinary Shares at a price less than the fair market value will be deemed a share capitalization of a number of Class A Ordinary Shares equal to the product of (i) the number of Class A Ordinary Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A Ordinary Shares) and (ii) the quotient of (x) the price per share of Class A Ordinary Shares paid in such rights offering and (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Class A

Ordinary Shares, in determining the price payable for Class A Ordinary Shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted-average price of Class A Ordinary Shares as reported during the 10 trading day period ending on the trading day prior to the first date on which the Class A Ordinary Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if Pagaya, at any time while the public warrants are outstanding and unexpired, pays a dividend or makes a distribution in cash, securities or other assets to the holders of Class A Ordinary Shares on account of such Class A Ordinary Shares (or other securities into which the public warrants are convertible), other than (a) as described above, or (b) certain ordinary cash dividends, then the public warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each Class A Ordinary Share in respect of such event.

If the number of outstanding Class A Ordinary Shares is decreased by a consolidation, combination, reverse share split or reclassification of Class A Ordinary Shares or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of Class A Ordinary Shares issuable on exercise of each public warrant will be decreased in proportion to such decrease in outstanding Class A Ordinary Shares.

Whenever the number of Class A Ordinary Shares purchasable upon the exercise of the public warrants is adjusted, as described above, the public warrant exercise price will be adjusted by multiplying the public warrant exercise price immediately prior to such adjustment by a fraction, (x) the numerator of which will be the number of Class A Ordinary Shares purchasable upon the exercise of the public warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of Class A Ordinary Shares so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding Class A Ordinary Shares (other than those described above or that solely affects the par value of such Class A Ordinary Shares), or in the case of any merger or consolidation of Pagaya with or into another corporation (other than a consolidation or merger in which Pagaya is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding Class A Ordinary Shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of Pagaya as an entirety or substantially as an entirety in connection with which Pagaya is dissolved, the holders of the public warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in public the warrants and in lieu of the Class A Ordinary Shares immediately prior thereto purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of Class A Ordinary Shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holders of the public warrants would have received if such holders had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Class A Ordinary Shares in such a transaction is payable in the form of shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the public warrant properly exercises the warrant within 30 days following public disclosure of such transaction, the public warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes Warrant Value (as defined in the Warrant Agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the public warrants when an extraordinary transaction occurs during the exercise period of the public warrants pursuant to which the holders of the public warrants otherwise do not receive the full potential value of the public warrants.

The public warrants were issued in registered form under the Warrant Agreement. The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, and that all other modifications or amendments will require the vote or written consent of the holders of at least 50% of the then outstanding public warrants, and, solely with respect to any amendment to the terms of the private placement warrants, at least 50% of the then outstanding private placement warrants. You should review a copy of the EJFA Warrant Agreement and the Assignment, Assumption and Amendment Agreement, each of which is filed as an exhibit to the registration statement on Form S-3 to which this prospectus forms a part for a complete description of the terms and conditions applicable to the public warrants.

The public warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the transfer agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to Pagaya, for the number of public warrants being exercised. The warrant holders will not have the rights or privileges of holders of Class A Ordinary Shares or any voting rights until they exercise their public warrants and receive Class A Ordinary Shares. After the issuance of Class A Ordinary Shares upon exercise of the public warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

No fractional shares will be issued upon exercise of the public warrants. If, upon exercise of the public warrants, a holder would be entitled to receive a fractional interest in a share, Pagaya will, upon exercise, round down to the nearest whole number the number of Class A Ordinary Shares to be issued to the warrant holder.

Pagaya has agreed that, subject to applicable law, any action, proceeding or claim against Pagaya arising out of or relating in any way to the Warrant Agreement will be brought and enforced in the courts of the state of New York or the United States District Court for the Southern District of New York, and Pagaya has irrevocably submitted to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim.

Private Placement Warrants

The warrants issued by Pagaya upon exchange of the private placement warrants (the “EJFA private placement warrants”) originally issued to Wilson Boulevard LLC (the “Sponsor”) by EJFA are referred to in this section as the “private placement warrants”. These private placement warrants (including Class A Ordinary Shares issuable upon exercise of the private placement warrants) are exercisable for cash or on a cashless basis, at the holder’s option and will be non-transferable, non-assignable and non-salable until 30 days after June 22, 2022 (except, among other limited exceptions, to EJFA’s former officers and directors and other persons or entities affiliated with the initial purchasers of the EJFA private placement warrants (the “EJFA initial purchasers”)) and they will not be redeemable by Pagaya so long as they are held by the Sponsor or its permitted transferees. The EJFA initial purchasers, or their permitted transferees, will have the option to exercise these private placement warrants on a cashless basis. Except as described in this section, these private placement warrants will have terms and provisions that are identical to those of the public warrants described above.

If these private placement warrants are held by holders other than the initial purchasers or their permitted transferees, they will be redeemable by Pagaya and exercisable by the holders on the same basis as the public warrants described above. If a holder of a private placement warrant elects to exercise it on a cashless basis, he, she or it would pay the exercise price by surrendering his, her or its warrants for that number of Class A Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Class A Ordinary Shares underlying the private placement warrants, multiplied by the excess of the “fair market value” of the Class A Ordinary Shares (defined below) over the exercise price of the private placement warrants by (y) the fair market value. The “fair market value” means the average closing price of the Class A Ordinary Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of private placement warrant exercise is sent to the transfer agent.

The Sponsor has agreed not to transfer (other than pursuant to certain permitted transfers) any of the private placement warrants issuable to the Sponsor as Merger Consideration (as defined in the EJFA Merger Agreement) in respect of the EJFA private placement warrants (including Class A Ordinary Shares issuable upon exercise of any of these warrants) for a certain period of time after the consummation of the transactions contemplated by the EJFA Merger Agreement, as described in the Pagaya Articles which are filed as an exhibit to the registration statement on Form S-3 to which this prospectus forms a part.

Other provisions

In the event that Pagaya elects to redeem some or all of the warrants, a notice of redemption shall be mailed by first class mail, postage prepaid, or delivered electronically through the facilities of the Depository Trust Company by Pagaya not less than 30 days prior to the redemption date to the registered holders of the warrants to be redeemed at their last addresses as they appear on the books of the warrant agent.

Exchange Controls

There are currently no Israeli currency control restrictions on remittances of dividends on Class A Ordinary Shares, proceeds from the sale of the Class A Ordinary Shares or interest or other payments to non-residents of Israel.

Shareholder Meetings

Under Israeli law, Pagaya is required to hold an annual general meeting of its shareholders once every calendar year and no later than fifteen months after the date of the previous annual general meeting. All meetings other than the annual general meeting of shareholders are referred to in the Articles as special general meetings. Pagaya’s Board of Directors may call special general meetings of its shareholders whenever it sees fit, at such time and place, within or outside of Israel, as it may determine. In addition, the Companies Law provides that Pagaya’s Board of Directors is required to convene a special general meeting of its shareholders upon the written request of (i) any two or more of its directors, (ii) one-quarter or more of the serving members of its board of directors or (iii) as a company listed on an exchange in the U.S., one or more shareholders holding, in the aggregate, either (a) 10% or more of Pagaya’s issued and outstanding shares and 1% or more of Pagaya’s outstanding voting power or (b) 10% or more of Pagaya’s outstanding voting power.

Under Israeli law, one or more shareholders holding at least 1% of the voting rights at a general meeting of shareholders may request that Pagaya’s Board of Directors include a matter in the agenda of a general meeting of shareholders to be convened in the future, provided that it is appropriate to discuss such a matter at the general meeting. Notwithstanding the foregoing, as a company listed on an exchange outside of Israel, a matter relating to the appointment or removal of a director may only be requested by one or more shareholders holding at least 5% of the voting rights at the general meeting of the shareholders. The Articles contain procedural guidelines and disclosure items with respect to the submission of shareholder proposals for general meetings. Subject to the provisions of the Companies Law and the regulations promulgated thereunder, shareholders entitled to participate and vote at general meetings of shareholders are the shareholders of record on a date to be decided by Pagaya’s Board of Directors, which as a company listed on an exchange outside Israel may be between four and 60 days prior to the date of the meeting.

Furthermore, the Companies Law requires that resolutions regarding the following matters must be passed at a general meeting of shareholders:

•	amendments to the Articles;

•	appointment, terms of service and termination of services of auditors;

•	appointment of directors, including external directors (if applicable);

•	approval of certain related party transactions;

•	increases or reductions of authorized share capital;

•	a merger; and

•	the exercise of the powers of Pagaya’s Board of Directors by a general meeting, if Pagaya’s Board of Directors is unable to exercise its powers and the exercise of any of its powers is required for proper management of the company.

The Companies Law requires that a notice of any annual general meeting or special general meeting be provided to shareholders at least 21 days prior to the meeting and, if the agenda of the meeting includes (among other things) the appointment or removal of directors, the approval of transactions with office holders or other interested or related parties, or an approval of a merger, notice must be provided at least 35 days prior to the meeting. Under the Companies Law and the Articles, shareholders will not be permitted to take action by way of written consent in lieu of a meeting.

Quorum

Pursuant to the Articles, the quorum required for Pagaya’s general meetings of shareholders will consist of at least two shareholders present in person or by proxy who hold or represent at least 33 1⁄3% of the total outstanding voting power of its shares, except that if (i) any such general meeting was initiated by and convened pursuant to a resolution adopted by Pagaya’s Board of Directors and (ii) at the time of such general meeting Pagaya qualifies as a “foreign private issuer,” the requisite quorum will consist of two or more shareholders present in person or by proxy who hold or represent at least 25% of the total outstanding voting power of its shares. Notwithstanding the foregoing, a quorum for a general meeting shall also require the presence in person or by proxy of at least one shareholder holding Class B Ordinary Shares if such shares are outstanding. The requisite quorum may be present within half an hour of the time fixed for the commencement of the general meeting. A general meeting adjourned for lack of a quorum shall be adjourned either to the same day in the next week, at the same time and place, to such day and at such time and place as indicated in the notice to such meeting, or to such day and at such time and place as the chairperson of the meeting shall determine. At the reconvened meeting, any one or more shareholders present in person or by proxy and holding any number of shares shall constitute a quorum, unless a meeting was called pursuant to a request by Pagaya shareholders, in which case the quorum required is one or more shareholders, present in person or by proxy and holding the number of shares required to call the meeting as described under “—Shareholder Meetings.”

Vote Requirements

The Articles provide that all resolutions of Pagaya shareholders require a simple majority vote, unless otherwise required by the Companies Law or by the Articles. Under the Companies Law, certain actions require the approval of a special majority, including:

i.	an extraordinary transaction with a controlling shareholder or in which the controlling shareholder has a personal interest;

ii.	the terms of employment or other engagement of a controlling shareholder of the company or a controlling shareholder’s relative (even if such terms are not extraordinary); and

iii.	certain compensation-related matters.

For this purpose, the Companies Law defines “controlling shareholder” to include (in addition to the substantive definition of having effective control through means other than an office) any shareholder or group of shareholders holding together 25% or more of the company’s voting power, if there is no other shareholder or group of shareholders holding together more than 50% of the company’s voting power.

Under the Articles, the alteration of the rights, privileges, preferences or obligations of any class of Pagaya share capital (to the extent there are classes other than Pagaya Ordinary Shares) requires the approval of a simple majority of the class so affected, in addition to the ordinary majority vote of all classes of shares voting together as a single class at a shareholder meeting. However, certain changes to the rights of the Class B Ordinary Shares require the approval of 100% of the holders of the outstanding Class B Ordinary Shares; see “—Pagaya Ordinary Shares—Class B Ordinary Shares—Voting Rights and Protective Provisions” above. In addition, any modification to the rights attached to the Series A preferred shares will require the approval of a majority of the Series A preferred shares represented and voted, in person or by proxy, in a class meeting of the then-outstanding Series A preferred shares convened for such purpose; see “—Series A Preferred Shares—Voting Rights and Protective Provisions” above.

Under the Articles, the approval of (i) a majority of the total voting power of the shareholders if Class B Ordinary Shares remain outstanding and (ii) if no Class B Ordinary Shares remain outstanding, a supermajority of at least 75% of the total voting power of the Class B Ordinary Shares is generally required to remove any of its directors from office (provided that such approvals cannot shorten the term of an incumbent director who was elected under the staggered board composition), to amend such provision regarding the removal of any of its directors from office, or certain other provisions regarding the board, shareholder proposals, and the size of Pagaya’s Board of Directors. Other exceptions to the simple majority vote requirement are a resolution for the voluntary winding up, or an approval of a scheme of arrangement or reorganization of the company pursuant to Section 350 of the Companies Law, which requires the approval of a majority of the shareholders present and represented at the meeting and holding at least 75% of the voting rights represented at the meeting and voting on the resolution. A scheme of arrangement may also require approval by separate class votes.

Access to Corporate Records

Under the Companies Law, all shareholders generally have the right to review minutes of Pagaya’s general meetings, Pagaya’s shareholder register (including with respect to material shareholders), the Articles, Pagaya’s annual financial statements, other documents as provided in the Companies Law, and any document Pagaya is required by law to file publicly with the Israeli Registrar of Companies or the Israel Securities Authority. Any shareholder who specifies the purpose of its request may request to review any document in Pagaya’s possession that relates to any action or transaction with a related party which requires shareholder approval under the Companies Law. Pagaya may deny a request to review a document if it determines that the request was not made in good faith, that the document contains a commercial secret or a patent, or that the document’s disclosure may otherwise impair its interests.

Anti-Takeover Provisions; Acquisitions under Israeli Law

Full Tender Offer

A person wishing to acquire shares of a public Israeli company who would, as a result, hold over 90% of the target company’s voting rights or the target company’s issued and outstanding share capital (or of a class thereof), is required by the Companies Law to make a tender offer to all of the company’s shareholders for the purchase of all of the issued and outstanding shares of the company (or the applicable class). If (a) the shareholders who do not accept the offer hold less than 5% of the issued and outstanding share capital of the company (or the applicable class) and the shareholders who accept the offer constitute a majority of the issued and outstanding share capital held by offerees that do not have a personal interest in the acceptance of the tender offer, or (b) the shareholders who did not accept the tender offer hold less than 2% of the issued and outstanding share capital of the company (or of the applicable class), all of the shares that the acquirer offered to purchase will be transferred to the acquirer by operation of law, despite the fact (in the case of alternative (b)) that the shareholders who did accept the tender offer did not constitute a majority of the issued and outstanding share capital held by the disinterested offerees. A shareholder who had its shares so transferred may petition an Israeli court within six months from the date of acceptance of the full tender offer, regardless of whether such shareholder agreed to the offer, to determine whether the tender offer was for less than fair value and whether the fair value should be paid as determined by the court. However, an offeror may provide in the offer that a shareholder who accepted the offer will not be entitled to petition the court for appraisal rights as described in the preceding sentence, as long as the offeror and the company disclosed the information required by law in connection with the full tender offer. If the full tender offer was not accepted in accordance with any of the above alternatives, the acquirer may not acquire shares of the company that will increase its holdings to more than 90% of the company’s voting rights or the company’s issued and outstanding share capital (or of the applicable class) from shareholders who accepted the tender offer. Shares purchased in violation of the full tender offer rules under the Companies Law will have no rights and will become dormant shares.

Special Tender Offer

The Companies Law provides that an acquisition of shares of an Israeli public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of 25% or more of the voting rights in the company. This requirement does not apply if there is already another holder of 25% or more of the voting rights in the company. Similarly, the Companies Law provides that an acquisition of shares of an Israeli public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of more than 45% of the voting rights in the company, if there is no other shareholder of the company who holds more than 45% of the voting rights in the company. These requirements do not apply if (i) the acquisition occurs in the context of a private placement by the company that received shareholder approval as a private placement whose purpose is to give the purchaser 25% or more of the voting rights in the company, if there is no person who holds 25% or more of the voting rights in the company, or as a private placement whose purpose is to give the purchaser 45% of the voting rights in the company, if there is no person who holds 45% of the voting rights in the company, (ii) the acquisition was from a shareholder holding 25% or more of the voting rights in the company and resulted in the purchaser becoming a holder of 25% or more of the voting rights in the company, or (iii) the acquisition was from a shareholder holding more than 45% of the voting rights in the company and resulted in the purchaser becoming a holder of more than 45% of the voting rights in the company. A special tender offer must be extended to all shareholders of a company. A special tender offer may be consummated only if (i) at least 5% of the voting power attached to the company’s outstanding shares will be acquired by the offeror and (ii) the number of shares tendered in the offer exceeds the number of shares whose holders objected to the offer (excluding the purchaser, its controlling shareholders, holders of 25% or more of the voting rights in the company and any person having a personal interest in the acceptance of the tender offer, or anyone on their behalf, including any such person’s relatives and entities under their control).

In the event that a special tender offer is made, a company’s board of directors is required to express its opinion on the advisability of the offer, or shall abstain from expressing any opinion if it is unable to do so, provided that it gives the reasons for its abstention. The board of directors shall also disclose any personal interest that any of the directors has with respect to the special tender offer or in connection therewith. An office holder in a company who intentionally obstructs an existing or foreseeable special tender offer or impairs the chances of its acceptance is liable to the potential purchaser and shareholders for damages, unless such office holder acted in good faith and had reasonable grounds to believe he or she was acting for the benefit of the company. However, office holders of the company may negotiate with the potential purchaser in order to improve the terms of the special tender offer, and may further negotiate with third parties in order to obtain a competing offer, without incurring such liability.

If a special tender offer is accepted, then shareholders who did not respond or who had objected to the offer may accept the offer within four days of the last day set for the acceptance of the offer, and they will be considered to have accepted the offer from the first day it was made.

In the event that a special tender offer is accepted, the purchaser, any person or entity controlling it or under common control with the purchaser or such controlling person or entity at the time of the offer may not make a subsequent tender offer for the purchase of shares of the company and may not enter into a merger with the company for a period of one year from the date of the offer, unless the purchaser or such controlling or commonly-controlled person or entity undertook to effect such an offer or merger as part of the initial special tender offer. Shares purchased in violation of the special tender offer rules under the Companies Law will have no rights and will become dormant shares.

Merger

The Companies Law permits merger transactions if approved by each party’s board of directors and, unless certain conditions described under the Companies Law are met, a simple majority of the outstanding shares of each party to the merger that are represented and voting on the merger. The board of directors of a merging company is required pursuant to the Companies Law to discuss and determine whether in its opinion there exists a reasonable concern that as a result of a proposed merger, the surviving company will not be able to satisfy its obligations towards either merging company’s creditors, with such determination taking into account the financial status of the merging companies. If the board of directors determines that such a concern exists, it may not approve a proposed merger. Following the approval of the board of directors of each of the merging companies, the boards of directors must jointly prepare a merger proposal for submission to the Israeli Registrar of Companies.

For purposes of the shareholder vote of a merging company whose shares are held by the other merging company, or by a person or entity holding directly or indirectly 25% or more of the voting rights at the general meeting of shareholders of the other merging company, or by a person or entity holding directly or indirectly the right to appoint 25% or more of the directors of the other merging company, unless a court rules otherwise, the merger will not be deemed approved if a majority of the shares voted on the matter at the general meeting of shareholders (excluding abstentions) that are held by shareholders other than the other party to the merger, or by such person or entity holding 25% or more of the voting rights or the right to appoint 25% or more of the directors, or any one on their behalf including their relatives or corporations controlled by any of them, vote against the merger. In addition, if the non-surviving entity of the merger has more than one class of shares, the merger must be approved by each class of shareholders. If the transaction would have been approved but for the separate approval of each class or the exclusion of the votes of certain shareholders as provided above, a court may still approve the merger upon the request of holders of at least 25% of the voting rights of a company, if the court holds that the merger is fair and reasonable, taking into account the valuation of the merging companies and the consideration offered to the shareholders. If a merger is with a company’s controlling shareholder or if the controlling shareholder has a personal interest in the merger, then the merger is instead subject to the same special majority approval that governs all extraordinary transactions with controlling shareholders.

Under the Companies Law, each merging company must deliver to its secured creditors the merger proposal and inform its unsecured creditors of the merger proposal and its content. Upon the request of a creditor of either party to the merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations of either merging company, and may further give instructions to secure the rights of creditors.

In addition, a merger may not be completed unless at least 50 days have passed from the date that the merger proposal is filed with the Israeli Registrar of Companies and 30 days have passed from the date that approval of the shareholders of both merging companies is obtained.

Anti-Takeover Measures

Certain provisions in the Articles, such as those relating to the dual class structure of the Pagaya Ordinary Shares, to the election of our directors in three classes and to the removal of directors, may have the effect of delaying or making an unsolicited acquisition of Pagaya more difficult. In addition, the Companies Law allows Pagaya to create and issue shares having rights different from those attached to Pagaya Ordinary Shares, including shares providing certain preferred rights with respect to voting, distributions or other matters and shares having preemptive rights. As of September 30, 2025, the Series A Preferred Shares are authorized under the Articles. See “—Series A Preferred Shares” for more information. In the future, Pagaya may authorize, create and issue additional classes of preferred shares and any such additional class of shares, depending on the specific rights that may be attached to it, may have the ability to frustrate or prevent a takeover or otherwise prevent shareholders from realizing a potential premium over the market value of Pagaya Ordinary Shares. The authorization and designation of an additional class of preferred shares will require an amendment to the Articles, which requires the prior approval of the holders of a majority of the voting power of Pagaya participating or otherwise represented in the shareholders’ meeting, provided that a quorum is present or otherwise represented at the meeting, and provided further, that in the event that such additional class of preferred shares shall have the right to more than one vote for each share thereof, such authorization and designation shall also require the affirmative vote of 100% of the outstanding Class B Ordinary Shares, voting as a separate class. The convening of the meeting, the shareholders entitled to participate and the vote required to be obtained at such a meeting will be subject to the requirements set forth in the Companies Law and the Articles, as described above under the paragraphs titled “—Shareholder Meetings,” “—Quorum” and “—Vote Requirements.”

Borrowing Powers

Pursuant to the Companies Law and the Articles, Pagaya’s Board of Directors may exercise all powers and take all actions that are not required under law or under the Articles to be exercised or taken by its shareholders, including the power to borrow money for company purposes.

Changes in Capital

The Articles enable Pagaya to increase or reduce its share capital, provided that the creation of a new class of shares with more than one vote per share shall be considered a modification of the Class B Ordinary Shares. Any such changes are subject to Israeli law and must be approved by a resolution duly passed by the Pagaya shareholders at a general meeting of shareholders, provided that modification to the rights attached to the Class B Ordinary Shares shall require approval of shareholders holding 100% of the outstanding Class B Ordinary Shares. In addition, transactions that have the effect of reducing capital, such as the declaration and payment of dividends in the absence of sufficient retained earnings or profits, require the approval of both Pagaya’s Board of Directors and an Israeli court. As a company listed on an exchange outside of Israel, however, court approval is not required if the proposed reduction in capital is in the form of an equity repurchase, provided that we notify our creditors of the proposed equity repurchase and allow such creditors an opportunity to initiate a court proceeding to review the repurchase. If within 30 days such creditors do not file an objection, then we may proceed with the repurchase without obtaining court approval.

Exclusive Forum

The Articles provide that unless Pagaya consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Except as set forth in the preceding sentence, the Articles also provide that, unless Pagaya consents in writing to the selection of an alternative forum, the competent courts in

Tel-Aviv, Israel shall be the exclusive forum for (i) any derivative action or proceeding brought on behalf of Pagaya, (ii) any action asserting a breach of a fiduciary duty owed by any of Pagaya’s directors, officers or other employees to Pagaya or its shareholders or (iii) any action asserting a claim arising pursuant to any provision of the Articles, the Companies Law or the Israeli Securities Law, 5728-1968. This exclusive forum provision is intended to apply to claims arising under Israeli law and would not apply to claims brought pursuant to the Securities Act, the Exchange Act or any other claim for which U.S. federal courts would have exclusive jurisdiction. Such exclusive forum provision in the Articles will not relieve Pagaya of its duties to comply with U.S. federal securities laws and the rules and regulations thereunder, and Pagaya shareholders will not be deemed to have waived Pagaya’s compliance with these laws, rules and regulations. This exclusive forum provision may limit a shareholder’s ability to bring a claim in a judicial forum of its choosing for disputes with Pagaya or its directors, officers or other employees, which may discourage lawsuits against Pagaya, its directors, officers and employees. However, the enforceability of similar forum provisions in other companies’ organizational documents has been challenged in legal proceedings, and there is uncertainty as to whether courts would enforce the exclusive forum provisions in the Articles.

Transfer Agent and Warrant Agent

The transfer agent for the Class A Ordinary Shares and the warrant agent for the warrants is Continental Stock Transfer & Trust Company.

Listing of Securities

The Class A Ordinary Shares and public warrants are traded on Nasdaq under the symbols “PGY” and “PGYWW,” respectively.

SELLING SECURITYHOLDERS

This prospectus relates to the possible offer and resale by the Selling Securityholders of up to 50,979,975 shares of our Class A Ordinary Shares (including Class A Ordinary Shares underlying Warrants previously issued in connection with the EJFA Merger and Class B Ordinary Shares).

The Selling Securityholders may from time to time offer and sell any or all of the shares of Class A Ordinary Shares set forth below pursuant to this prospectus. When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors and others who later come to hold any of the Selling Securityholders’ interest in the shares of Class A Ordinary Shares after the date of this prospectus such that registration rights shall apply to those securities.

The following tables are prepared based on information provided to us by the Selling Securityholders as of December 3, 2025. It sets forth the name and address, as applicable, of the Selling Securityholders, the aggregate number of shares of Class A Ordinary Shares that the Selling Securityholders may offer pursuant to this prospectus, and the beneficial ownership of the Selling Securityholders both before and after the offering. We have based percentage ownership prior to this offering on 69,107,363 Class A Ordinary Shares outstanding, in each case as of October 31, 2025.

We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such Class A Ordinary Shares. In addition, the Selling Securityholders may sell, transfer or otherwise dispose of, at any time and from time to time, the Class A Ordinary Shares in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus. For purposes of this table, we have assumed that the Selling Securityholders will have sold all of the securities covered by this prospectus upon the completion of the offering.

Unless otherwise indicated below, the address of each beneficial owner listed in the tables below is c/o Pagaya Technologies Ltd., 335 Madison Ave, 16th Floor, New York, NY 10017.

Class A Ordinary Shares

	Beneficial Ownership Before the Offering		Shares to be Sold in the Offering		Beneficial Ownership After the Offering
Name of Selling Securityholder	Number of Shares	%	Number of Shares	%	Number of Shares	%
Avital Pardo(1)	9,625,914	12.23%	9,625,914	12.23%	—	—
Gal Krubiner(2)	8,463,471	10.98%	8,463,471	10.98%	—	—
Hamilton Trust Company of South Dakota LC, as Trustee of the Azure Sea Trust(3)	2,724,989	3.94%	2,724,989	3.94%	—	—
Yahav Yulzari(4)	9,922,774	12.56%	9,922,774	12.56%	—	—
A. Zeevi Management Services Ltd.(5)	180,398	*	180,398	*	—	—
Aflac Ventures LLC(6)	286,715	*	286,715	*	—	—
Clal Insurance Enterprises Holdings Ltd.(7)	1,789,094	2.59%	1,789,094	2.59%	—	—
Saro, L.P.(8)	2,749,853	3.98%	2,749,853	3.98%	—	—
James Brown(9)	304,996	*	304,996	*	—	—
Golub Investments, LP(10)	553,935	*	553,935	*	—	—
Oak HC/FT Partners II, L.P.(11)	4,215,672	6.10%	4,215,672	6.10%	—	—
Radiance Star Pte. Ltd.(12)	386,834	*	386,834	*	—	—
Poalim Equity Ltd(13)	915,518	1.32%	915,518	1.32%	—	—
SCB 10X Company Limited(14)	1,041,740	1.51%	1,041,740	1.51%	—	—
Tiger Global Management, LLC(15)	1,174,783	2.03%	1,174,783	2.03%	—	—
HS Investments IV Limited(16)	1,409,811	2.03%	1,409,811	2.03%	—	—
Whale Rock Flagship Master Fund, LP(17)	507,049	*	507,049	*	—	—
Whale Rock Flagship (AI) Fund LP(18)	4,942	*	4,942	*	—	—
Whale Rock Long Opportunities Master Fund, LP(19)	234,255	*	234,255	*	—	—
Whale Rock Hybrid Master Fund, LP(20)	94,023	*	94,023	*	—	—
Whale Rock Hybrid Master Fund II, LP(21)	121,079	*	121,079	*	—	—
Whale Rock Long Opportunities Fund II LP(22)	8,745	*	8,745	*	—	—
G Squared V, LP(23)	1,158,140	1.68%	1,158,140	1.68%	—	—
West Ventures Partners LP(24)	13,562	*	13,562	*	—	—
West of Everything, LLC(25)	7,661	*	7,661	*	—	—
Healthcare of Ontario Pension Plan Trust Fund(26)	532,051	*	532,051	*	—	—
EJF Capital LLC(27)	19,166	*	19,166	*	—	—

Wilson Boulevard LLC(28)	1,007,847	1.46%	1,007,847	1.46%	—	—
EJF Debt Opportunities Master Fund, LP(29)	894,583	1.29%	894,583	1.29%	—	—
Friedman French Foundation, Inc.(30)	16,666	*	16,666	*	—	—
Cheetah Holdings LLC(31)	25,000	*	25,000	*	—	—
Patrick Harrigan(32)	12,500	*	12,500	*	—	—
FDH Investments I, LLC(33)	8,333	*	8,333	*	—	—
Thomas D. Madison Revocable Trust(34)	1,666	*	1,666	*	—	—
Bay LLC(35)	2,083	*	2,083	*	—	—
Northwood V LLC(36)	208	*	208	*	—	—
Parker Rose Investments, LLC(37)	208	*	208	*	—	—
James R. Beers(38)	6,250	*	6,250	*	—	—
Legacy Resources LLC(39)	8,333	*	8,333	*	—	—
WO Select Investments, LLC(40)	41,666	*	41,666	*	—	—
Pamela J. Braden Revocable Trust(41)	8,333	*	8,333	*	—	—
Verger Capital Fund LLC(42)	16,666	*	16,666	*	—	—
Thomas J. O'Donnell 1997 Declaration of Trust(43)	3,333	*	3,333	*	—	—
The Erich T. Schwartz 2019 Revocable Trust(44)	1,666	*	1,666	*	—	—
PT Mitosis Holdco LLC(45)	157,098	*	157,098	*	—	—
PT Nova Holdco LLC(46)	104,734	*	104,734	*	—	—
Dan Petrozzo	93,450	*	93,450	*	—	—
Adi Barshatzky(47)	6,041	*	6,041	*	—	—
Ori Dahari(47)	1,199	*	1,199	*	—	—
Mor Omer(47)	5,948	*	5,948	*	—	—
Gregg Davis(47)	498	*	498	*	—	—
Ben Yoskovich(47)	10,074	*	10,074	*	—	—
Doron Gurel(47)	7,567	*	7,567	*	—	—
Theo Ellis(47)	6,835	*	6,835	*	—	—
Hod Israeli(47)	2,725	*	2,725	*	—	—
Hila Kapiloto(47)	1,557	*	1,557	*	—	—
Roee Yifrach(47)	2,709	*	2,709	*	—	—
Liron Yakov(47)	264	*	264	*	—	—
Rotem Fainholtz(47)	1510	*	1510	*	—	—
Assaf Yifrach(47)	74,960	*	74,960	*	—	—
Adam Nussbaum(47)	295	*	295	*	—	—

_____________

*	Less than one percent.

(1)	Represents (i) 802,961 Class B Ordinary Shares, (ii) 7,449,574 vested options to acquire Class B Ordinary Shares and (iii) 1,373,379 options subject to performance-based vesting that may be exercised into restricted Class B Ordinary Shares. Such performance-based options are not subject to any continued employment vesting condition.

(2)	Represents (i) 523,076 Class A Ordinary Shares, (ii) 1,864,185 Class B Ordinary Shares, (iii) 5,160,622 vested options to acquire Class B Ordinary Shares and (iv) 915,588 options subject to performance-based vesting that may be exercised into restricted Class B Ordinary Shares. Such performance-based options are not subject to any continued employment vesting condition.

(3)	Represents 2,724,989 Class A Ordinary Shares underlying Class B Ordinary Shares held in trust for Gal Krubiner by Hamilton Trust Company of South Dakota LLC, as Trustee of the Azure Sea Trust (in trust for Gal Krubiner).

(4)	Represents (i) 3,846,564 Class B Ordinary Shares, (ii) 5,160,622 vested options to acquire Class B Ordinary Shares and (iv) 915,588 options subject to performance-based vesting that may be exercised into restricted Class B Ordinary Shares. Such performance-based options are not subject to any continued employment vesting condition.

(5)	Represents 180,398 Class A Ordinary Shares, consisting of: (i) 36,312 Class A Ordinary Shares underlying RSUs which have vested as of, or will vest within 60 days of, September 30, 2025, and (ii) 144,086 Class A Ordinary Shares underlying vested options that have been granted to Avi Zeevi. A. Zeevi Management Services Ltd. is an Israeli limited liability company. Avi Zeevi holds a majority of the share capital and voting rights of A. Zeevi Management Services Ltd.

(6)	Represents (i) 260,649 Class A Ordinary Shares, and (ii) private placement warrants to acquire 26,066 Class A Ordinary Shares. Aflac Global Ventures, LLC, a Delaware limited liability company (“Aflac Global”), is the sole member of Aflac Ventures, LLC. Frederick J. Crawford, Max K. Broden, and Nadeem Khan are members of the board of Aflac Global and, in such capacity, share the voting power and dispositive power on behalf of Aflac Ventures, LLC with respect to these shares. Each of Frederick J. Crawford, Max K. Broden, and Nadeem Khan disclaims beneficial ownership of these securities, except to the extent of its pecuniary interest therein. The business address of Aflac Global is 1932 Wynnton Road, Columbus, GA 31999, USA.

(7)	Based on information furnished in a Schedule 13G/A filed with the SEC on February 14, 2024, by Clal Insurance Enterprises Holdings Ltd. Represents 1,789,094 Class A Ordinary Shares beneficially owned by Clal Insurance Enterprises Holdings Ltd. (“Clal”) and held for members of the public through, among others, provident funds and/or pension funds and/or insurance policies, which are managed by subsidiaries of Clal, which subsidiaries operate under independent management and make independent voting and investment decisions. The business address of Clal Insurance Enterprises Holdings Ltd is 36 Raoul Wallenberg Street, Tel Aviv 6136902, Israel.

(8)	Based on information furnished in a Schedule 13G/A filed with the SEC on November 13, 2024, jointly by Simon Glick (“Mr. Glick”), Sam Levinson (“Mr. Levinson”) and Saro L.P. Represents 2,749,853 Class A Ordinary Shares. Investment and voting power of the shares is exercised by Mr. Glick and Mr. Levinson. The business address of Saro L.P. is 80 Park Plaza, Suite 21A, Newark, New Jersey, 07102-4109, USA.

(9)	The address of Mr. Brown is 169 Colonial Parkway, Manhasset, New York, 11030, USA.

(10)	Represents (i) 538,022 Class A Ordinary Shares, and (ii) private placement warrants to acquire 15,913 Class A Ordinary Shares. Matthew Golub, as General Partner of Golub Investments LP, exercises sole voting and dispositive power with respect to the shares held by Golub Investments LP. The address of Golub Investments LP is 3399 PGA Blvd., Suite 360, Palm Beach, Florida, 33410, USA.

(11)	Based on information furnished in a Schedule 13D/A filed with the SEC on September 22, 2025, jointly by Oak HC/FT Partners II, L.P. Oak HC/FT Associates II, LLC, Oak HC/FT Partners V, L.P., Oak HC/FT Partners V-A, L.P., Oak HC/FT Partners V-B, L.P., Oak HC/FT Associates V, L.P., Oak HC/FT GP V, LLC, Ann H. Lamont and Andrew W. Adams. Represents 4,215,672 Class A Ordinary Shares held by Oak HC/FT Partners II, L.P. Oak HC/FT Associates II, LLC, Oak HC/FT Partners V, L.P., Oak HC/FT Partners V-A, L.P., Oak HC/FT Partners V-B, L.P., Oak HC/FT Associates V, L.P., Oak HC/FT GP V, LLC. The address for the foregoing persons is Oak HC/FT Management Company LLC, 2200 Atlantic Street, Suite 300, Stamford, CT, 06902.

(12)	Based on information furnished in a Schedule 13D/A filed with the SEC on July 2, 2025, jointly by GIC Private Limited (“GIC”), GIC Asset Management Pte. Ltd. (“GAM”) and Radiance Star Pte. Ltd. (“Radiance Star”), each of which reported shared voting and dispositive power over 386,834 Class A Ordinary Shares, including an aggregate of 220,000 Class A Ordinary Shares that can be acquired upon the vesting and exercise of the Radiance Star Class A Warrants, which are not vested and exercisable until June 1, 2026 (when approximately 1/3 are vested and become exercisable), June 1, 2027 (when an additional approximately 1/3 are vested and become exercisable) and June 1, 2028 (when the remaining approximately 1/3 are vested and become exercisable), and an aggregate of approximately 166,834 Class A Ordinary Shares that can be acquired upon the vesting and exercise of Series D Warrants, and excludes approximately 9,404 Shares underlying Series E Warrants. The address of the foregoing persons is 168 Robinson Road, #37-01 Capital Tower Singapore, U0, 068912.

(13)	Represents (i) 859,804 Class A Ordinary Shares, and (ii) private placement warrants to acquire 55,714 Class A Ordinary Shares. Investment and voting power of the shares is exercised by any two of the signatories of Poalim Equity Ltd. Each of the signatories disclaims beneficial ownership of these securities, except to the extent of its pecuniary interest therein. The business address of Poalim Equity Ltd (f/ka/a Polaim Ventures Ltd) is Alrov Tower, 46 Rothschild St., Tel-Aviv, Israel.

(14)	Represents (i) 1,017,869 Class A Ordinary Shares, and (ii) private placement warrants to acquire 23,871 Class A Ordinary Shares. The private placement warrants are subject to performance-based vesting. Investment and voting power of the shares is exercised by Arthid Nanthawithaya, Kan Trakulhoon, Pailin Chuchottaworn, Chanond Ruangkritya, Ning Ma, David Roberts, Jareeporn Jarukornsakul, Arak Sutivong, and Mukaya Panich. The business address of SCB 10X Company Limited is 2525 One FYI Tower, Unit No. 1/301-1/305 office zone, 3rd floor, Rama4 road, Klong-Toei Sub-district, Klong-Toei district, Bangkok.

(15)	Based on information furnished in a Schedule 13G/A filed with the SEC on August 4, 2023, jointly by Tiger Global Private Investment Partners XIV, L.P., Tiger Global PIP Performance XIV, L.P., Tiger Global PIP Management XIV, Ltd., Tiger Global Management, LLC, Charles P. Coleman III and Scott Shleifer (collectively, the “Tiger entities”). The shares being registered represent (i) 1,174,783 Class A Ordinary Shares held by the Tiger entities , including 265,352 Class A Ordinary Shares issuable upon exercise of private placement warrants held by the Tiger entities. The private placement warrants are subject to performance-based vesting. Tiger Global Management, LLC is controlled by Charles P. Coleman III and Scott Shleifer. The business address for each of Tiger Global Management, LLC, Charles P. Coleman III and Scott Shleifer is c/o Tiger Global Management, LLC, 9 West 57th Street, 35th Floor, New York, New York 10019.

(16)	Represents (i) 1,011,870 Class A Ordinary Shares, and (ii) private placement warrants to acquire 397,942 Class A Ordinary Shares. The private placement warrants are subject to performance-based vesting. The board of directors of HS Investments IV Limited comprises Trina Le Noury and Kate Solway and each director has shared voting and dispositive power with respect to the securities held by HS Investments IV Limited. Each of them disclaims beneficial ownership of the securities held by HS Investments IV Limited. The address of HS Investments IV Limited is East Wing, Trafalgar Court, Les Banques, St Peter Port, Guernsey, GY1 3PP.

(17)	Whale Rock Capital Management LLC (“Whale Rock”) is the investment manager of the Whale Rock Flagship Master Fund, LP (“Whale Rock Flagship Master Fund”). Alexander Sacerdote is the managing member of Whale Rock. Accordingly, each of Whale Rock and Mr. Sacerdote may be deemed to have beneficial ownership of the shares held by the Whale Rock Flagship Master Fund insofar as they have the power to direct the voting or the disposition of such shares. Each of Whale Rock Capital and Mr. Sacerdote disclaims beneficial interest of the shares held by the Whale Rock Flagship Master Fund except to the extent of their respective pecuniary interest therein. The business address of Whale Rock Flagship Master Fund, LP is 2 International Place Boston, Massachusetts 02110.

(18)	Whale Rock Capital Management LLC (“Whale Rock”) is the investment manager of the Whale Rock Flagship (AI) Fund LP (“Whale Rock Flagship AI Fund”). Alexander Sacerdote is the managing member of Whale Rock. Accordingly, each of Whale Rock and Mr. Sacerdote may be deemed to have beneficial ownership of the shares held by the Whale Rock Flagship AI Fund insofar as they have the power to direct the voting or the disposition of such shares. Each of Whale Rock Capital and Mr. Sacerdote disclaims beneficial interest of the shares held by the Whale Rock Flagship AI Fund except to the extent of their respective pecuniary interest therein. The business address of Whale Rock Flagship (AI) Fund LP is 2 International Place Boston, Massachusetts, 02110.

(19)	Whale Rock Capital Management LLC (“Whale Rock”) is the investment manager of the Whale Rock Long Opportunities Master Fund, LP (“Whale Rock Long Opportunities Master Fund”). Alexander Sacerdote is the managing member of Whale Rock. Accordingly, each of Whale Rock and Mr. Sacerdote may be deemed to have beneficial ownership of the shares held by the Whale Rock Long Opportunities Master Fund insofar as they have the power to direct the voting or the disposition of such shares. Each of Whale Rock Capital and Mr. Sacerdote disclaims beneficial interest of the shares held by the Whale Rock Long Opportunities Master Fund except to the extent of their respective pecuniary interest therein. The business address of Whale Rock Long Opportunities Master Fund, LP is 2 International Place Boston, Massachusetts, 02110.

(20)	Whale Rock Capital Management LLC (“Whale Rock”) is the investment manager of the Whale Rock Hybrid Master Fund, LP (“Whale Rock Hybrid Master Fund”). Alexander Sacerdote is the managing member of Whale Rock. Accordingly, each of Whale Rock and Mr. Sacerdote may be deemed to have beneficial ownership of the shares held by the Whale Rock Hybrid Master Fund insofar as they have the power to direct the voting or the disposition of such shares. Each of Whale Rock Capital and Mr. Sacerdote disclaims beneficial interest of the shares held by the Whale Rock Hybrid Master Fund except to the extent of their respective pecuniary interest therein. The business address of Whale Rock Hybrid Master Fund, LP is 2 International Place Boston, Massachusetts, 02110.

(21)	Whale Rock Capital Management LLC (“Whale Rock”) is the investment manager of the Whale Rock Hybrid Master Fund II, LP (“Whale Rock Hybrid Master Fund II”). Alexander Sacerdote is the managing member of Whale Rock. Accordingly, each of Whale Rock and Mr. Sacerdote may be deemed to have beneficial ownership of the shares held by the Whale Rock Hybrid Master Fund II insofar as they have the power to direct the voting or the disposition of such shares. Each of Whale Rock Capital and Mr. Sacerdote disclaims beneficial interest of the shares held by the Whale Rock Hybrid Master Fund II except to the extent of their respective pecuniary interest therein. The business address of Whale Rock Hybrid Master Fund II, LP is 2 International Place Boston, Massachusetts, 02110.

(22)	Whale Rock Capital Management LLC (“Whale Rock”) is the investment manager of the Whale Rock Long Opportunities Fund II LP (“Whale Rock Long Opportunities Fund II”). Alexander Sacerdote is the managing member of Whale Rock. Accordingly, each of Whale Rock and Mr. Sacerdote may be deemed to have beneficial ownership of the shares held by the Whale Rock Long Opportunities Fund II insofar as they have the power to direct the voting or the disposition of such shares. Each of Whale Rock Capital and Mr. Sacerdote disclaims beneficial interest of the shares held by the Whale Rock Long Opportunities Fund II except to the extent of their respective pecuniary interest therein. The business address of Whale Rock Long Opportunities Master Fund II, LP is 2 International Place Boston, Massachusetts, 02110.

(23)	Investment and voting power of the shares is exercised by Larry Aschebrook. The business address of G Squared V, LP is 205 N Michigan Avenue, Suite 3770 Chicago, Illinois, 60601.

(24)	Investment and voting power of the shares is exercised by Joanna Rees. The business address of West Ventures Partners LP is 3790 El Camino Road #856 Palo Alto, California, 94306, USA.

(25)	Represents private placement warrants to acquire 7,661 Class A Ordinary Shares. Investment and voting power of the shares is exercised by Joanna Rees. The business address of West of Everything, LLC is 3790 El Camino Road #856 Palo Alto, California, 94306, USA.

(26)	The business address of Healthcare of Ontario Pension Plan Trust Fund is 1 York Street, Suite 1900, Toronto, Ontario, M5J 0B6, Canada.

(27)	Investment and voting power of the shares is exercised by Emanuel J. Friedman, Neal J. Wilson, and Thomas B. Mayrhofer. The business address of EJF Capital LLC is 2107 Wilson Boulevard, Suite 410 Arlington, Virginia, 22201, USA.

(28)	Investment and voting power of the shares is exercised by Emanuel J. Friedman, Neal J. Wilson, and Thomas B. Mayrhofer. The business address of Wilson Boulevard LLC is 2107 Wilson Boulevard, Suite 410 Arlington, Virginia, 22201, USA.

(29)	Investment and voting power of the shares is exercised by Emanuel J. Friedman, Regina Richardson, Neal Wilson, and Thomas Mayrhofer. The business address of EJF Debt Opportunities Master Fund, LP is 2107 Wilson Boulevard, Suite 410 Arlington, Virginia, 22201, USA.

(30)	Investment and voting power of the shares is exercised by Emanuel J. Friedman, Kindy French, and Simone Friedman. Each of Emanuel J. Friedman, Kindy French, and Simone Friedman disclaims beneficial ownership of these securities, except to the extent of its pecuniary interest therein. The business address of Friedman French Foundation, Inc. is 2330 California Street NW, Washington, DC 20008, USA.

(31)	Investment and voting power of the shares is exercised by Emanuel J. Friedman, J. Paul Drake, and Kindy French. Each of Emanuel J. Friedman, J. Paul Drake, and Kindy French disclaims beneficial ownership of these securities, except to the extent of its pecuniary interest therein. The business address of Cheetah Holdings LLC is 27 Hospital Road, Georgetown, Cayman Islands, KY1-9008.

(32)	The address of Patrick Harrigan is Singapore.

(33)	Investment and voting power of the shares is exercised by Robert J. Flanagan, Joseph A. Del Guercio, and Jennifer K. Hsin. Each of Robert J. Flanagan, Joseph A. Del Guercio, and Jennifer K. Hsin disclaims beneficial ownership of these securities, except to the extent of its pecuniary interest therein. The business address of FDH Investments LLC is Potomac, Maryland, USA.

(34)	Investment and voting power of the shares is exercised by Thomas D. Madison. The business address of Thomas D. Madison Revocable Trust is Alexandria, Virginia, USA.

(35)	Investment and voting power of the shares is exercised by Barry Curtiss-Lusher. The business address of Bay LLC is Denver, Colorado, USA.

(36)	Investment and voting power of the shares is exercised by Ben Lusher. The business address of Northwood V LLC is Denver, Colorado, USA.

(37)	Investment and voting power of the shares is exercised by Andrew McQuade. The address of Parker Rose Investments, LLC is Brentwood, California, 94513, USA.

(38)	Investment and voting power of the shares is exercised by James R. Beers. The address of Mr. Beers is USA.

(39)	Investment and voting power of the shares is exercised by Joseph J. Grigg Jr. The business address of Legacy Resources LLC is LaCanada, California, 91011.

(40)	Investment and voting power of the shares is exercised by Aaron Wolfson. Mr. Wolfson disclaims beneficial ownership of the shares except to the extent of his pecuniary interest. The address of WO Select Investments, LLC is New York, NY, USA.

(41)	Investment and voting power of the shares is exercised by Pamela J. Braden. The business address of Pamela J. Braden Revocable Trust is Ft Lauderdale, Florida, USA.

(42)	Investment and voting power of the shares is exercised by James J. Dunn, Craig O. Thomas, and Vicki J. West. Each of James J. Dunn, Craig O. Thomas, and Vicki J. West disclaims beneficial ownership of these securities, except to the extent of its pecuniary interest therein. The business address of Verger Capital Fund LLC is Winston-Salem, North Carolina, 27101, USA.

(43)	Investment and voting power of the shares is exercised by Thomas J. O’Donnell. The business address of Thomas J. O'Donnell 1997 Declaration of Trust is Longboat Key, Florida, USA.

(44)	Investment and voting power of the shares is exercised by Erich T. Schwartz. The business address of the Erich T. Schwartz 2019 Revocable Trust is Austin, Texas, USA.

(45)	The business address of PT Mitosis Holdco LLC is 250 Nicollet Mall, Minneapolis, MN, USA.

(46)	The business address of PT Nova Holdco LLC is 250 Nicollet Mall, Minneapolis, MN, USA.

(47)	Employee of Pagaya Technologies Ltd.

PLAN OF DISTRIBUTION

We are not offering or selling any securities under this prospectus. We are registering the issuance by us of up to 2,076,013 Warrant Shares. The Selling Securityholders named in this prospectus are also offering their Class A Ordinary Shares (including Class A Ordinary Shares underlying the Warrants previously issued in connection with the EJFA Merger and Class B Ordinary Shares) for possible sale from time to time.

The term “Selling Securityholders” as used herein includes donees, pledgees, transferees, or other successors in interest selling shares received after the date of this prospectus from a selling shareholder as a gift, pledge, partnership distribution, or other non-sale related transfer. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner, and size of each sale. Any sales of securities by the Selling Securityholders may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then-prevailing, or at prices related to the then-current market price of our Class A Ordinary Shares or other securities or in negotiated transactions.

Any Selling Securityholders, if applicable, may sell the securities in one or more of the following ways (or in any combination) from time to time:

•	through underwriters or dealers;

•	directly to a limited number of purchasers or to a single purchaser;

•	“at the market” or through market makers or into an existing market for the securities;;

•	to or through one or more underwriters on a firm commitment or agency basis;

•	through put or call option transactions relating to the securities;

•	to or through dealers, who may act as agents or principals, including a block trade (which may involve crosses) in which a broker or dealer so engaged will attempt to sell as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through agents;

•	purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this prospectus;

•	directly to purchasers, including our affiliates, through a specific bidding or auction process, on a negotiated basis or otherwise;

•	exchange distributions and/or secondary distributions;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	transactions not involving market makers or established trading markets, including direct sales or privately negotiated transactions;

•	transactions in options, swaps or other derivatives that may or may not be listed on an exchange;

•	through the distribution for value of the securities by any Selling Securityholder to its partners, members, stockholders or other equity holders;

•	in short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	by pledge to secured debts and other obligations;

•	through any other method permitted by applicable law and described in the applicable prospectus supplement, if required; or

•	through a combination of any such methods of sale.

There can be no assurance that the Selling Securityholders will sell all or any of the securities offered by this prospectus.

The Selling Securityholders may sell the securities at prices then prevailing, related to the then prevailing market price or at negotiated prices. The offering price of the securities from time to time will be determined by the Selling Securityholders and, at the time of the determination, may be higher or lower than the market price of our securities on Nasdaq or any other exchange or market.

The Selling Securityholders may also sell our securities short and deliver the securities to close out their short positions or loan or pledge the securities to broker-dealers that in turn may sell the securities. The shares may be sold directly or through broker-dealers acting as principal or agent or pursuant to a distribution by one or more underwriters on a firm commitment or best-efforts basis. The Selling Securityholders may also enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers of other financial institutions may engage in short sales of our securities in the course of hedging the positions they assume with the Selling Securityholders. The Selling Securityholders may also enter into options or other transactions with broker-dealers or other financial institutions, which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders or from purchasers of the offered securities for whom they may act as agents. In addition, underwriters may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. The Selling Securityholders and any underwriters, dealers or agents participating in a distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the securities by the Selling Securityholders and any commissions received by broker-dealers may be deemed to be underwriting commissions under the Securities Act.

The Selling Securityholders party to Subscription Agreements or the Registration Rights Agreement have agreed, and the other Selling Securityholders may agree, to indemnify an underwriter, broker-dealer or agent against certain liabilities related to the sale of the securities, including liabilities under the Securities Act.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The Selling Securityholders are subject to the applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including Regulation M. This regulation may limit the timing of purchases and sales of any of the securities offered in this prospectus by the Selling Securityholders. The anti-manipulation rules under the Exchange Act may apply to sales of the securities in the market and to the activities of the Selling Securityholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities for the particular securities being distributed for a period of up to five business days before the distribution. The restrictions may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities for the securities.

At the time a particular offer of securities is made, if required, a prospectus supplement will be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

To the extent required, this prospectus may be amended and/or supplemented from time to time to describe a specific plan of distribution. Instead of selling the securities under this prospectus, the Selling Securityholders may sell the securities in compliance with the provisions of Rule 144 under the Securities Act, if available, or pursuant to other available exemptions from the registration requirements of the Securities Act.

MATERIAL U.S. TAX CONSIDERATIONS FOR U.S. HOLDERS OF CLASS A ORDINARY SHARES

The following are U.S. federal income tax considerations of the ownership and disposition of Pagaya’s Class A Ordinary Shares. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, published positions of the U.S. Internal Revenue Service (the “IRS”), court decisions and other applicable authorities, all as of the date hereof and all of which are subject to change or differing interpretations (possibly with retroactive effect). This discussion applies only to holders of Class A Ordinary Shares that hold their Class A Ordinary Shares as capital assets within the meaning of the Code (generally, property held for investment). The following does not purport to be a complete analysis of all potential U.S. federal income tax effects arising in connection with the ownership and disposition of Class A Ordinary Shares. Pagaya has not sought and will not seek any rulings from the IRS regarding any matter discussed herein. There can be no assurance that the IRS will not assert, or that a court will not sustain, a position contrary to any of those set forth below.

This discussion does not discuss all aspects of U.S. federal income taxation that may be relevant to holders in light of their particular circumstances or status, including:

•	persons who acquire shares of our Class A Ordinary Shares as compensation or otherwise in connection with the performance of services ;

•	banks, insurance companies, and other financial institutions;

•	tax-exempt entities or governmental organizations;

•	individual retirement accounts or “Roth IRAs”;

•	regulated investment companies and real estate investment trusts;

•	brokers, dealers, traders in securities or other persons that elect to mark their securities to market for U.S. federal income tax purposes;

•	certain expatriates and former citizens or residents of the United States;

•	persons that have a functional currency other than the U.S. Dollar;

•	persons holding Class A Ordinary Shares as part of a hedging, integrated, straddle, conversion or constructive sale transaction for U.S. federal income tax purposes;

•	persons subject to special tax accounting rules under Section 451 of the Code as a result of any item of gross income with respect to Class A Ordinary Shares being taken into account in an applicable financial statement; and

•	persons that actually or constructively own 5% or more of Pagaya’s shares by vote or value.

This discussion does not address estate or gift taxes, any aspect of the Medicare contribution tax on “net investment income” or any minimum tax, any state, local or non-U.S. tax considerations, or any U.S. federal tax considerations other than U.S. federal income tax considerations.

For purposes of this discussion, a “U.S. Holder” is any beneficial owner of Class A Ordinary Shares that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	a trust if (i) a court within the U.S. is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all of the trust’s substantial decisions, or (ii) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

If a partnership (including any entity or arrangement treated as a partnership or other pass-through entity for U.S. federal income tax purposes) holds Class A Ordinary Shares, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership and certain determinations made at the owner or participant level. Accordingly, partners and partnerships considering an investment in Class A Ordinary Shares should consult their tax advisors regarding the U.S. federal income tax considerations to them of an investment in Class A Ordinary Shares.

THE U.S. FEDERAL INCOME TAX TREATMENT OF THE OWNERSHIP AND DISPOSITION OF CLASS A ORDINARY SHARES TO ANY PARTICULAR HOLDER WILL DEPEND ON THE HOLDER’S PARTICULAR TAX CIRCUMSTANCES. EACH HOLDER SHOULD CONSULT ITS TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE OWNERSHIP AND DISPOSITION OF CLASS A ORDINARY SHARES, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX LAWS.

Taxation of dividends and other distributions on Class A Ordinary Shares

The following discussion is subject to the discussion under “—Passive foreign investment company considerations” below.

Distributions of cash or other property to a U.S. Holder with respect to such U.S. Holder’s Class A Ordinary Shares will generally be treated as dividends for U.S. federal income tax purposes to the extent paid out of Pagaya’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of such earnings and profits will generally reduce the U.S. Holder’s basis in its Class A Ordinary Shares (but not below zero) and, to the extent in excess of such basis, will be treated as gain from the sale or exchange of such Class A Ordinary Shares. Because Pagaya does not determine its earnings and profits under U.S. federal income tax principles, distributions made by Pagaya will generally be reported as dividends. In the case of corporate U.S. Holders, such dividends will generally be subject to tax at regular U.S. income tax rates and will not be eligible for the dividends-received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations.

In the case of non-corporate U.S. Holders, such dividends will generally be subject to tax at preferential long-term capital gains rates only if (i) Class A Ordinary Shares are readily tradable on an established securities market in the United States or (ii) Pagaya is eligible for the benefits of the income tax treaty between the United States and Israel (the “Treaty”), in each case, provided that Pagaya is not (and is not treated with respect to a particular U.S. Holder) as a PFIC at the time the dividend was paid or in the previous year and certain other requirements are met. U.S. Holders should consult their tax advisors regarding the availability of the lower rate for any dividends paid with respect to Class A Ordinary Shares.

Subject to certain exceptions, dividends on Class A Ordinary Shares will generally be treated as non-U.S. source income and will generally constitute “passive category” income for U.S. foreign tax credit limitation purposes. As described under “Certain Material Israeli Tax Considerations,” a U.S. Holder will be subject to Israeli withholding taxes on such dividends. Subject to certain conditions and limitations, some of which vary depending upon the U.S. Holder’s circumstances, a U.S. Holder may be eligible to claim a foreign tax credit in respect of any Israeli income taxes paid or withheld with respect to dividends on Class A Ordinary Shares. The rules governing foreign tax credits and the deductibility of foreign taxes are complex. For example, Treasury Regulations provide that, in the absence of an election to apply the benefits of an applicable income tax treaty, in order for foreign income taxes to be creditable the relevant foreign income tax rules must be consistent with certain U.S. federal income tax principles, and Pagaya has not determined whether the Israeli income tax system meets these requirements. The IRS has released notices that provide relief from certain of the provisions of the Treasury Regulations described above for taxable years ending before the date that a notice or other guidance withdrawing or modifying the temporary relief is issued (or any later date specified in such notice or other guidance). In lieu of claiming a credit for non-U.S. taxes, a U.S. Holder may elect to deduct such taxes (including Israeli taxes) in computing its taxable income for U.S. federal income tax purposes, provided that the U.S. Holder does not elect to claim a foreign tax credit for any non-U.S. income taxes paid or accrued for the relevant taxable year. All U.S. Holders, whether or not they are Treaty-eligible, should consult their tax advisors regarding the availability of foreign tax credits and the deductibility of foreign taxes in light of their particular circumstances.

Disposition of Class A Ordinary Shares

The following discussion is subject to the discussion under “—Passive foreign investment company considerations” below.

Upon a sale, exchange, or other taxable disposition of Class A Ordinary Shares, a U.S. Holder will generally recognize capital gain or loss. The amount of gain or loss recognized will generally be equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in its Class A Ordinary Shares sold or exchanged in such disposition.

Any gain or loss recognized by a U.S. Holder on the disposition of Class A Ordinary Shares will generally be capital gain or loss and will generally be long-term capital gain or loss if, at the time of the disposition, the U.S. Holder’s holding period in its Class A Ordinary Shares exceeds one year. Long-term capital gains of individuals and certain other non-corporate U.S. Holders are eligible for reduced rates of taxation. The deductibility of capital losses is subject to certain limitations.

Any gain or loss realized by a U.S. Holder on the disposition of Class A Ordinary Shares will generally be treated as U.S.-source gain or loss for U.S. foreign tax credit purposes. Subject to certain exceptions, Treasury Regulations generally preclude U.S. taxpayers from claiming a foreign tax credit with respect to any non-U.S. tax imposed on gains from dispositions of shares held as capital assets, unless the tax is creditable under an applicable income tax treaty. Therefore, under these regulations a U.S. Holder generally will not be entitled to claim a foreign tax credit for Israeli taxes, if any (including withholding taxes) imposed on any such gain. However, as noted above, the IRS has released notices that provide temporary relief from certain of the provisions of the Treasury Regulations described above in certain circumstances. Even if the Treasury Regulations do not prohibit the creditability of Israeli taxes (if any) on dispositions, because any gain from a disposition of Class A Ordinary Shares will be treated as U.S.-source income, other limitations under the foreign tax credit rules could preclude a U.S. Holder from claiming a foreign tax credit in whole or in part with respect to any such Israeli taxes. Israeli taxes imposed on any disposition of the Class A Ordinary Shares that are not creditable may reduce the amount realized on the disposition or alternatively may be deductible in computing taxable income, subject to applicable limitations. An election to deduct foreign taxes instead of claiming foreign tax credits applies to all creditable foreign taxes paid or accrued in the relevant taxable year. The rules regarding foreign tax credits and the deductibility of foreign taxes are complex. All U.S. Holders, whether or not they are Treaty-eligible, should consult their tax advisors regarding the availability of foreign tax credits and the deductibility of foreign taxes in light of their particular circumstances.

Passive foreign investment company considerations

Definition of a PFIC

A non-U.S. corporation generally will be classified as a passive foreign investment company (a “PFIC”) for U.S. federal income tax purposes for any taxable year if either (i) at least 75% of its gross income in such taxable year is passive income (the “income test”) or (ii) at least 50% of its assets in such taxable year (generally determined based on fair market value and averaged quarterly over the year) produce or are held for the production of passive income (the “asset test”). For this purpose, a corporation generally is treated as owning its proportionate share of the assets and earning its proportionate share of the income of any other corporation in which it owns, directly or indirectly, at least 25% (by value) of the stock. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of certain passive assets. For purposes of these rules, interest income earned by a corporation is considered to be passive income and cash held by a corporation is generally considered to be a passive asset. Goodwill and other intangibles are generally characterized as a non-passive or passive asset based on the nature of the income produced in the activities to which the goodwill and intangibles relate.

PFIC status of Pagaya

Legislative history of the relevant Code provisions indicates that the total value of a publicly-traded foreign corporation’s assets generally will be treated as equal to the sum of the aggregate value of its outstanding stock plus its liabilities for purposes of the asset test, and publicly-traded foreign corporations often employ such a market capitalization method to value their assets. However, the IRS has not issued guidance conclusively addressing how to value a publicly-traded foreign corporation’s assets for PFIC purposes. The trading value of our Class A Ordinary Shares has in the past and is likely to continue to fluctuate. In particular, the market price of the shares of U.S. listed technology companies (including us) has been especially volatile in recent years. In addition, we have a dual class share structure that has the effect of concentrating voting power in our Class B Ordinary Shares, which are not publicly traded. Our Class A Ordinary Shares, which are publicly traded, represent less than 20% of the voting power of all our outstanding shares. In certain circumstances, including under volatile market conditions and considering the percentage of voting power represented by our publicly-traded Class A Ordinary Shares, we believe it may be appropriate to employ alternative methods to determine the value of our assets other than the market capitalization method. As indicated in the discussion under “—Passive foreign investment company considerations—PFIC status of Pagaya” in Pagaya’s most recent Annual Report on Form 10-K, Pagaya believes it was not a PFIC for the taxable year ended December 31, 2024, using a valuation method for its assets that is not based solely on the publicly quoted values of its market capitalization. However, Pagaya’s PFIC status will depend in part on the proper valuation method with respect to its assets.Because Pagaya holds a significant amount of passive assets, and because its market capitalization has been, and may continue to be, volatile, Pagaya cannot give any assurance regarding its PFIC status for the taxable year ending December 31, 2025 or future taxable years. Even if Pagaya determines that it is not a PFIC for a taxable year, there can be no assurance that the IRS will agree with that conclusion and that the IRS would not successfully challenge Pagaya’s position. Because Pagaya’s PFIC status for any taxable year depends in part on the value of its assets from time to time, Pagaya’s U.S. counsel expresses no opinion with respect to our PFIC status for any past, current or future taxable year. U.S. Holders of Class A Ordinary Shares should be aware of the risk that Pagaya may be or become a PFIC and should review the section and consult their tax advisors concerning the application of the PFIC rules to Class A Ordinary Shares in their particular circumstances.

Certain adverse U.S. federal income tax consequences could apply to a U.S. Holder if Pagaya is treated as a PFIC for any taxable year during which such U.S. Holder holds Pagaya’s Class A Ordinary Shares. Under the PFIC rules, if Pagaya was considered a PFIC at any time that a U.S. Holder holds its Class A Ordinary Shares, it would continue to be treated as a PFIC with respect to such holder’s investment unless (i) it ceased to be a PFIC, and (ii) the U.S. Holder has made a “deemed sale” election under the PFIC rules.

Application of PFIC rules to Class A Ordinary Shares

If (i) Pagaya is a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder and (ii) the U.S. Holder does not make a timely and effective Mark-to-Market Election (as defined below) for Pagaya’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) Class A Ordinary Shares (such taxable year as it relates to each U.S. Holder, the “First PFIC Holding Year”), then such U.S. Holder generally will be subject to special rules (the “Default PFIC Regime”) with respect to:

•	any gain recognized by the U.S. Holder on the sale or other disposition of its Class A Ordinary Shares; and

•	any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of Class A Ordinary Shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for such Class A Ordinary Shares).

Under the Default PFIC Regime:

•	the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for its Class A Ordinary Shares;

•	the amount of gain allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of the first taxable year in which Pagaya is a PFIC, will be subject to tax as ordinary income;

•	the amount of gain allocated to other taxable years (or portions thereof) of the U.S. Holder included in such U.S. Holder’s holding period will be subject to tax at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•	an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder in respect of the tax attributable to each such other taxable year of such U.S. Holder included in such U.S. Holder’s holding period.

If Pagaya is a PFIC for any taxable year during which a U.S. Holder owns Pagaya’s Class A Ordinary Shares, it will generally continue to be treated as a PFIC with respect to the U.S. Holder even if Pagaya ceases to be a PFIC for a subsequent taxable year, unless the U.S. Holder makes a “deemed sale” election (that may require the U.S. Holder to recognize income under the Default PFIC Regime’s rules).

QEF Election and Not Available Mark-to-Market Election

In general, if a company is a PFIC, a U.S. shareholder may avoid the Default PFIC Regime by making a timely and effective “qualified electing fund” election under Section 1295 of the Code (a “QEF Election”) for such shareholder’s First PFIC Holding Year. In order to comply with the requirements of a QEF Election with respect to Class A Ordinary Shares, a U.S. Holder must receive certain information from Pagaya. Because Pagaya does not intend to provide such information, however, the QEF Election will not be available to U.S. Holders with respect to Class A Ordinary Shares.

Alternatively, if a U.S. Holder, at the close of its taxable year, owns (or is deemed to own) shares in a PFIC that are treated as marketable stock (discussed further below), the U.S. Holder may make a mark-to-market election (a “Mark-to-Market Election”) with respect to such shares for such taxable year. A U.S. Holder that makes a valid Mark-to-Market Election for such holder’s First PFIC Holding Year generally will not be subject to the Default PFIC Regime with respect to its Class A Ordinary Shares as long as such shares continue to be treated as marketable stock. Instead, the U.S. Holder generally will include as ordinary income for each year that Pagaya is treated as a PFIC, the excess, if any, of the fair market value of its Class A Ordinary Shares at the end of its taxable year over the adjusted basis in its Class A Ordinary Shares. The U.S. Holder also will be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted basis of its Class A Ordinary Shares over the fair market value of its Class A Ordinary Shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the Mark-to-Market Election). The U.S. Holder’s basis in its Class A Ordinary Shares will be adjusted to reflect any such income or loss amounts, and any additional gain recognized on a sale or other taxable disposition of the Class A Ordinary Shares in a taxable year in which Pagaya is treated as a PFIC will be treated as ordinary income. Special tax rules may also apply if a U.S. Holder makes a Mark-to-Market Election for a taxable year after such U.S. Holder’s First PFIC Holding Year.

As noted above, the Mark-to-Market Election is available only for shares in a PFIC that are treated as marketable stock, which are generally shares that are regularly traded on a national securities exchange that is registered with the SEC, including Nasdaq. U.S. Holders should consult their tax advisors regarding the availability and tax considerations relevant to a Mark-to-Market Election with respect to Class A Ordinary Shares in their particular circumstances.

If Pagaya is determined to be a PFIC and, at any time, has a non-U.S. subsidiary that is classified as a PFIC, U.S. Holders generally will be deemed to own a portion of the shares of such lower-tier PFIC, and could incur liability under the Default PFIC Regime described above if Pagaya receives a distribution from, or disposes of all or part of Pagaya’s interest in, the lower-tier PFIC or the U.S. Holders otherwise were deemed to have disposed of an interest in the lower-tier PFIC. A Mark-to-Market Election generally cannot be made with respect to such lower-tier PFIC. U.S. Holders should consult their tax advisors regarding the tax considerations relevant to the deemed ownership of lower-tier PFICs.

A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. Holder may be required to file an IRS Form 8621 with such U.S. Holder’s U.S. federal income tax return (whether or not a Mark-to-Market Election is made) and provide such other information as may be required by the U.S. Treasury Department. The rules governing PFICs are complex and their application is affected by various factors in addition to those described above. Accordingly, U.S. Holders of Class A Ordinary Shares should consult their tax advisors concerning the application of the PFIC rules to Class A Ordinary Shares generally, as well as in their particular circumstances.

THE PFIC RULES ARE COMPLEX AND THEIR APPLICATION IS AFFECTED BY VARIOUS FACTORS IN ADDITION TO THOSE DESCRIBED ABOVE. ALL U.S. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE APPLICATION OF THE PFIC RULES TO THEM, INCLUDING WITH RESPECT TO WHETHER A MARK-TO-MARKET ELECTION OR ANY OTHER ELECTION IS AVAILABLE AND THE CONSIDERATIONS RELEVANT TO THEM OF ANY SUCH ELECTION, AND THE IMPACT OF ANY PROPOSED OR FINAL PFIC TREASURY REGULATIONS.

Information Reporting and Backup Withholding

Distributions on Class A Ordinary Shares and payments of sales proceeds of Class A Ordinary Shares that are made within the United States or through certain U.S.-related intermediaries may be subject to information reporting and backup withholding, unless (i) the U.S. Holder is a corporation or other “exempt recipient” and (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle it to a refund, provided that the required information is timely furnished to the IRS.

Certain U.S. Holders who are individuals (or certain specified entities) may be required to report information (IRS Form 8938) relating to their ownership of Class A Ordinary Shares or non-U.S. accounts through which the Class A Ordinary Shares are held. If a U.S. Holder does not file a required IRS Form 8938, such U.S. Holder may be subject to substantial penalties and the statute of limitations on the assessment and collection of all U.S. federal income taxes of such U.S. Holder for the related tax year may not close before the date which is three years after the date on which such report is filed. U.S. Holders should consult their tax advisors regarding their reporting obligations with respect to Pagaya’s Class A Ordinary Shares.

CERTAIN MATERIAL ISRAELI TAX CONSIDERATIONS

The following description is not intended to constitute a complete analysis of all tax consequences relating to the acquisition, ownership and disposition of the Class A Ordinary Shares. You should consult your own tax advisor concerning the tax consequences of your particular situation, as well as any tax consequences that may arise under the laws of any state, local, foreign or other taxing jurisdiction.

Israeli tax considerations

The following is a brief summary of certain material Israeli income tax laws applicable to Pagaya, and certain Israeli Government programs that may benefit Pagaya. This section also contains a discussion of certain material Israeli tax consequences concerning the ownership and disposition of Class A Ordinary Shares purchased by investors. This summary does not discuss all the aspects of Israeli tax law that may be relevant to a particular investor in light of his or her personal investment circumstances or to some types of investors subject to special treatment under Israeli law. Examples of such investors include residents of Israel, trusts or traders in securities who are subject to special tax regimes not covered in this discussion. To the extent that the discussion is based on new tax legislation that has not yet been subject to judicial or administrative interpretation, Pagaya cannot assure you that the appropriate tax authorities or the courts will accept the views expressed in this discussion. The discussion below is not intended, and should not be construed, as legal or professional tax advice and is not exhaustive of all possible tax considerations. The discussion is subject to change, including due to amendments under Israeli law or changes to the applicable judicial or administrative interpretations of Israeli law, which amendments or changes could affect the tax consequences described below.

SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE ISRAELI OR OTHER TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF CLASS A ORDINARY SHARES, INCLUDING, IN PARTICULAR, THE EFFECT OF ANY NON-U.S., STATE OR LOCAL TAXES.

General corporate tax structure in Israel

Israeli companies are generally subject to corporate tax on their taxable income. The corporate tax rate is currently 23%, which has been the rate since 2018. However, the effective tax rate payable by a company that derives income from a Preferred Enterprise or a Technological Enterprise (as discussed below) may be considerably less. Capital gains derived by an Israeli company are generally subject to taxation at the corporate tax rate.

Law for the Encouragement of Industry (Taxes), 5729-1969

The Law for the Encouragement of Industry (Taxes), 5729-1969, generally referred to as the “Industry Encouragement Law”, provides several tax benefits for “Industrial Companies.” We believe that we currently qualify as an Industrial Company within the meaning of the Industry Encouragement Law.

The Industry Encouragement Law defines an “Industrial Company” as an Israeli resident company that derives 90% or more of its income in any tax year, other than income from certain government loans, from an “Industrial Enterprise” owned by it and located in Israel or in the “Area,” in accordance with the definition under Section 3A of the ITO. An “Industrial Enterprise” is defined as an enterprise whose principal activity in a given tax year is industrial production.

The following are the principal tax benefits available to Industrial Companies:

•	amortization of the cost of purchased patents, rights to use a patent, and know-how, which were purchased in good faith and are used for the development or advancement of the Industrial Enterprise, over an eight-year period, commencing on the year in which such rights were first exercised;

•	under limited conditions, an election to file consolidated tax returns with controlled Israeli Industrial Companies; and

•	expenses related to a public offering are deductible in equal amounts over three years commencing with the year of the offering.

Eligibility for benefits under the Industry Encouragement Law is not contingent upon approval of any governmental authority.

Tax benefits and grants for research and development

Israeli tax law allows, under certain conditions, a tax deduction for expenditures related to scientific research and development projects, including capital expenditures, in the year in which they are incurred. Expenditures are deemed related to scientific research and development projects if:

•	the expenditures are approved by the relevant Israeli government ministry, which depends on the field of research;

•	the research and development must be for the promotion of the company; and

•	the research and development is carried out by or on behalf of the company seeking such tax deduction.

The amount of such deductible expenses is reduced by the sum of any funds received through government grants to finance such scientific research and development projects. No deduction under these research and development deduction rules is allowed if the deduction is related to an expense invested in an asset depreciable under the general depreciation rules of the ITO. Expenditures that do not qualify under the conditions above are deductible in equal amounts over three years.

From time to time, we may apply to the IIA for approval to allow a tax deduction for all or most of the research and development expenses during the year incurred. There can be no assurance that such application will be accepted. If we are not able to deduct research and development expenses during the year of the payment, we may be able to deduct research and development expenses in equal amounts over a period of three years commencing with the year of the payment of such expenses.

Law for the Encouragement of Capital Investments, 5719-1959

The Law for the Encouragement of Capital Investments, 5719-1959, generally referred to as the “Investment Law”, provides certain incentives and tax benefits to eligible companies. Generally, an investment program that is implemented in accordance with the provisions of the Investment Law, which may be classified as an Approved Enterprise, a Beneficiary Enterprise, a Preferred Enterprise, a Special Preferred Enterprise, a Preferred Technological Enterprise, or a Special Preferred Technological Enterprise, is entitled to benefits as discussed below. These benefits may include cash grants from the Israeli government and tax benefits, based upon, among other things, the geographic location in Israel of the facility of the company. In order to qualify for these incentives, Pagaya is required to comply with the requirements of the Investment Law.

The Investment Law was significantly amended effective as of April 1, 2005, as of January 1, 2011 and as of January 1, 2017 (the “2017 Amendment”). The 2017 Amendment introduced new benefits for Technological Enterprises, alongside the existing tax benefits.

New tax benefits under the 2017 Amendment that became effective on January 1, 2017

The 2017 Amendment provides new tax benefits for two types of “Technological Enterprises,” as described below, which are in addition to the previously existing tax benefit programs under the Investment Law.

The 2017 Amendment provides that a Preferred Company satisfying certain conditions will qualify as a “Preferred Technological Enterprise” and will thereby enjoy a reduced corporate tax rate of 12% on income that qualifies as “Preferred Technological Income,” as defined in the Investment Law. The tax rate is further reduced to 7.5% for a Preferred Technological Enterprise located in Development Zone A. In addition, a Preferred Technological Enterprise will enjoy a reduced corporate tax rate of 12% on capital gains derived from the sale of certain “Benefitted Intangible Assets” (as defined in the Investment Law) to a related foreign company if the

Benefitted Intangible Assets were acquired from a foreign company on or after January 1, 2017 for at least NIS 200 million, and the sale receives prior approval from the IIA. It should be noted that the proportion of income that may be considered Preferred Technological Income and enjoy the tax benefits described above is calculated according to a nexus formula, which is based on the proportion of qualifying expenditures on intellectual property compared to overall expenditures.

The 2017 Amendment further provides that a Preferred Company with group consolidated revenues of at least NIS 10 billion will qualify as a “Special Preferred Technological Enterprise,” and will enjoy a reduced corporate tax rate of 6% on “Preferred Technological Income” regardless of the company’s geographic location within Israel. In addition, a Special Preferred Technological Enterprise will enjoy a reduced corporate tax rate of 6% on capital gains derived from the sale of certain “Benefitted Intangible Assets” to a related foreign company if the Benefitted Intangible Assets were either developed by the Special Preferred Enterprise or acquired from a foreign company on or after January 1, 2017, and the sale received prior approval from the IIA. A Special Preferred Technological Enterprise that acquires Benefitted Intangible Assets from a foreign company for more than NIS 500 million will be eligible for these benefits for at least 10 years, subject to the receipt of certain approvals as specified in the Investment Law.

Dividends paid out of Preferred Technological Income, which are distributed by a Preferred Technological Enterprise or a Special Preferred Technological Enterprise, are generally subject to tax at the rate of 20% or such lower rate as may be provided in an applicable tax treaty (subject to the receipt in advance of a valid certificate from the Israel Tax Authority (the “ITA”) allowing for a reduced tax rate). However, if such dividends are paid to an Israeli company, no tax is required to be withheld. If such dividends are distributed to a foreign company that holds solely or together with other foreign companies 90% or more of the Israeli company and other conditions are met, the tax rate will be 4%. Dividends paid out to individuals may be subject to an additional surtax of 3%, as described below. In November 2021, an approval from the ITA was received stating Pagaya is entitled to the tax benefits under the 2017 Amendment, as a Preferred Technological Enterprise, subject to certain approvals and subject to certain limitations on the income eligible for such tax benefits.

Taxation of our shareholders

Capital gains tax on sales of our Class A Ordinary Shares

Israeli law generally imposes a capital gains tax on the sale of any capital assets by Israeli residents, as defined for Israeli tax purposes. Israeli law also generally imposes a capital gains tax on the sale of capital assets located in Israel, including shares in Israeli companies, by both Israeli residents and non-Israeli residents, unless a specific exemption is available or unless a tax treaty between Israel and the shareholder’s country of residence provides otherwise. The ITO distinguishes between real gain and inflationary surplus. The inflationary surplus is a portion of the total capital gain equivalent to the increase of the relevant asset’s purchase price attributable to an increase in the Israeli consumer price index, or, under certain circumstances, a foreign currency exchange rate, between the date of purchase and the date of sale. Inflationary surplus is currently not subject to tax in Israel. The real gain is the excess of the total capital gain over the inflationary surplus.

Capital gains taxes applicable to Israeli resident shareholders

An Israeli resident corporation that derives capital gains from the sale of shares in an Israeli resident company will generally be subject to tax on the real capital gains generated on such sale at the corporate tax rate of 23% (in 2025). An Israeli resident individual will generally be subject to capital gains tax at the rate of 25%. However, if the individual shareholder claims deduction of interest expense and linkage differences in connection with the purchase and holding of such shares or is a “substantial shareholder” at the time of the sale or at any time during the preceding 12-month period, such gain will be taxed at the rate of 30%. A “substantial shareholder” is generally a person who alone, or together with such person’s related party or another person who collaborates with such person on a permanent basis, holds, directly or indirectly, at least 10% of any of the “means of control” of the corporation. “Means of control” generally include the right to vote, receive profits, nominate a director or an executive officer, receive assets upon liquidation, or order someone who holds any of the aforesaid rights on how to exercise these rights, regardless of the source of such right. Individual holders dealing in securities in Israel for whom the income from the sale of securities is considered “business income” as defined in Section 2(1) of the ITO are taxed at the marginal tax rates applicable to business income (up to 47% in 2025) plus an additional surtax of 3% as described below. Certain Israeli institutions that are exempt from tax under Section 9(2) or Section 129C(a)(1) of the ITO (such as exempt trust funds and pension funds) may be exempt from capital gains tax from the sale of the shares.

Capital gains taxes applicable to non-Israeli resident shareholders

A non-Israeli resident who derives capital gains from the sale of shares in an Israeli resident company that were purchased after the company was listed for trading on a stock exchange outside of Israel will be exempt from Israeli tax if, among other conditions, the shares were not held through a permanent establishment that the non-resident maintains in Israel. However, non-Israeli corporations will not be entitled to the foregoing exemption if Israeli residents: (i) alone, or together with such Israeli residents’ related party or another person who collaborates with such Israeli resident on a permanent basis, hold, directly or indirectly, more than 25% of the means of control in such non-Israeli corporation or (ii) are the beneficiaries of, or are entitled to, 25% or more of the revenues or profits of such non-Israeli corporation, whether directly or indirectly. In addition, such exemption is not applicable to a person whose gains from selling or otherwise disposing of the shares are deemed to be business income.

Additionally, a sale of securities by a non-Israeli resident may be exempt from Israeli capital gains tax under the provisions of an applicable tax treaty. For example, under the Convention Between the Government of the United States of America and the Government of the State of Israel with respect to Taxes on Income, as amended (the “U.S.-Israel Tax Treaty”), the sale, exchange or other disposition of shares by a shareholder who is a United States resident (for purposes of the treaty) holding the shares as a capital asset and who is entitled to claim the benefits afforded to such a resident by the U.S.-Israel Tax Treaty (a “U.S. Resident”) is generally exempt from Israeli capital gains tax unless: (i) the capital gain arising from such sale, exchange or disposition is attributed to real estate located in Israel; (ii) the capital gain arising from such sale, exchange or disposition is attributed to royalties; (iii) the capital gain arising from such sale, exchange or disposition is attributed to a permanent establishment in Israel, under certain terms; (iv) such U.S. Resident holds, directly or indirectly, shares representing 10% or more of the company’s voting power during any part of the 12-month period preceding the disposition, subject to certain conditions; or (v) such U.S. Resident is an individual and was present in Israel for 183 days or more during the relevant taxable year. In any such case, the sale, exchange or disposition of our Class A Ordinary Shares by the U.S. Resident would be subject to Israeli tax, unless exempt under Israeli domestic law as described above. However, under the U.S.-Israel Tax Treaty, such U.S. Resident should be permitted to claim a credit for such taxes against U.S. federal income tax imposed on any gain from such sale, exchange or disposition, under the circumstances and subject to the limitations specified in the U.S.-Israel Tax Treaty or in the United States federal income tax laws applicable to foreign credits.

In some instances where our shareholders may be liable for Israeli tax on the sale of their Class A Ordinary Shares, the payment of the consideration may be subject to the withholding of Israeli tax at source.

Shareholders may be required to demonstrate that they are exempt from tax on their capital gains in order to avoid withholding at source at the time of sale. Specifically, in transactions involving a sale of all of the shares of an Israeli resident company, in the form of a merger or otherwise, the ITA may require shareholders who are not liable for Israeli tax to sign declarations in forms specified by the ITA or to obtain a specific exemption from the ITA to confirm their status as non-Israeli residents, and, in the absence of such declarations or exemptions, may require the purchaser of the shares to withhold taxes at source.

A detailed return, including a computation of the tax due, must be filed and an advance payment must be paid by January 31 and July 31 of each tax year for sales of securities traded on a stock exchange made during the last six months of the preceding year or during the first six months of the current year, respectively. However, if all tax due was withheld at source according to applicable provisions of the ITO and the regulations promulgated thereunder, the return does not need to be filed provided that (i) such income was not generated from business conducted in Israel by the taxpayer, (ii) the taxpayer has no other taxable sources of income in Israel with respect to which a tax return is required to be filed and an advance payment does not need to be made, and (iii) the taxpayer is not obligated to pay surtax (as further explained below). Capital gains are also reportable on an annual income tax return.

Taxation of Israeli shareholders on receipt of dividends

An Israeli resident individual is generally subject to Israeli income tax on the receipt of dividends that may be paid on our Class A Ordinary Shares at the rate of 25%. With respect to a person who is a “substantial shareholder” at the time of receiving the dividend or at any time during the preceding 12-month period, the applicable tax rate is 30%. Individuals may also be required to pay surtax with respect to dividends received, as further explained below. Such dividends are generally subject to Israeli withholding tax at a rate of 25% if the shares are registered with a nominee company (whether the recipient is a substantial shareholder or not) and 20% if the dividend is distributed from income attributed to a Preferred Enterprise or Technological Enterprise. If the recipient of the dividend is an Israeli resident corporation, such dividend income will be exempt from tax provided the income from which such dividend is distributed was derived or accrued within Israel and was received directly or indirectly from another corporation that is subject to Israeli corporate tax. An exempt trust fund, pension fund or other entity that is exempt from tax under Section 9(2) or Section 129(C)(a)(1) of the ITO is exempt from tax on dividends.

Taxation of non-Israeli shareholders on receipt of dividends

Non-Israeli residents (either individuals or corporations) are generally subject to Israeli income tax on the receipt of dividends that may be paid on our Class A Ordinary Shares at the rate of 25%, or 30% if the recipient of the dividends is a “substantial shareholder” at the time of distribution or at any time during the preceding 12-month period, which tax will be withheld at source, unless relief is provided in a treaty between Israel and the shareholder’s country of residence. Such dividends are generally subject to Israeli withholding tax at a rate of 25% if the shares are registered with a nominee company (whether the recipient is a substantial shareholder or not). The withholding rates may be reduced if the dividend is distributed from income attributed to a Preferred Enterprise or Technological Enterprise or if a reduced rate is provided under an applicable tax treaty, in each case subject to the receipt in advance of a valid certificate from the ITA allowing for a reduced withholding rate. For example, under the U.S.-Israel Tax Treaty, the maximum rate of tax withheld at source in Israel on dividends paid to a holder of our Class A Ordinary Shares who is a U.S. Resident is 25%. However, the maximum withholding tax rate on dividends (not generated by a Preferred Technological Enterprise) that are paid to a United States corporation holding shares representing 10% or more of our outstanding voting power throughout the tax year in which the dividend is distributed as well as during the previous tax year is generally 12.5%, provided that not more than 25% of the gross income for such preceding year consists of certain types of dividends and interest. Notwithstanding the foregoing, dividends distributed from income attributed to a Preferred Technological Enterprise are not entitled to such reduction under the U.S.-Israel Tax Treaty but are subject to a withholding tax rate of 15% for a shareholder that is a U.S. corporation, provided that the conditions related to the outstanding voting rights and the gross income for the previous year (as set forth in the previous sentences) are met. If the dividend is attributable partly to income derived from a Preferred Technological Enterprise, and partly to other sources of income, the withholding rate will be a blended rate reflecting the relative portions of the two types of income. We cannot assure you that we will designate the profits that we may distribute in a way that will reduce shareholders’ tax liability.

A foreign resident who had income from a dividend that was accrued from Israeli source, from which the full tax was deducted, will generally be exempt from filing a tax return in Israel, provided that (i) such income was not generated from business conducted in Israel by the foreign resident, (ii) the foreign resident has no other taxable sources of income in Israel with respect to which a tax return is required to be filed and (iii) the foreign resident is not liable to surtax (see below) in accordance with Section 121B of the ITO.

Surtax

Subject to the provisions of any applicable tax treaty, individuals who are subject to tax in Israel (whether or not any such individual is an Israeli resident) are also subject to a surtax at the rate of 3% on annual income (including, but not limited to, dividends, interest and capital gains) exceeding NIS 721,560 for 2025, which amount is linked to the annual change in the Israeli consumer price index. According to the Economic Efficiency Law (Legislative Amendments to Achieve the Budget Targets for the 2025 Budget Year) (Freezing of Tax Updates and Surtax), 5785-2024 (the “Economic Efficiency Law”), during the years 2025-2027, the aforementioned amount will not be adjusted in accordance with the Israeli consumer price index. In addition, according to the Economic Efficiency Law, an individual whose taxable income from “Capital Sources” in the tax year exceeds the aforesaid amount shall be subject to an additional tax on the portion of their taxable income from Capital Sources that exceeds the aforesaid amount at a rate of 2%. For this purpose, Capital Source means any source of income (including, among other things, capital gain, dividend and interest) other than income from business, employment and personal exertion.

Estate and Gift Tax

Israeli law presently does not impose estate or gift taxes.

LEGAL MATTERS

The validity of our Class A Ordinary Shares offered in this prospectus and certain other matters of Israeli law will be passed upon for us by Goldfarb Gross Seligman & Co., Tel Aviv, Israel. Certain matters of U.S. law will be passed upon for us by Davis Polk & Wardwell LLP, New York, NY. Additional legal matters may be passed upon for us or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Pagaya Technologies Ltd. appearing in Pagaya Technologies Ltd’s Annual Report (Form 10-K) for the year ended December 31, 2024, have been audited by Kost Forer Gabbay & Kasierer (a member of Ernst & Young Global, based in Tel-Aviv, Israel), independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede the information in this prospectus. We also incorporate by reference into this prospectus the documents listed below and any future filings made by us with the SEC (other than Current Reports or portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items and other portions of documents that are furnished, but not filed, pursuant to applicable rules promulgated by the SEC) that are filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the filing and concurrent effectiveness of the registration statement but prior to the termination of all offerings covered by this prospectus:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on March 12, 2025;

•	our Definitive Proxy Statement on DEF 14A, filed with the SEC on April 30, 2025 (solely with respect to those portions incorporated by reference into our annual report on Form 10-K for the year ended December 31, 2024);

•	our Quarterly Reports on Form 10-Q filed with the SEC for the fiscal quarters ended March 31, 2025, filed on May 7, 2025, June 30, 2025, filed on August 7, 2025 and September 30, 2025, filed on November 10, 2025;

•	our Current Reports on Form 8-K filed with the SEC on February 13, 2025 (other than information furnished under items 2.02 and 7.01), June 11, 2025, July 17, 2025 (other than information furnished under item 2.02), July 22, 2025, July 23, 2025, July 28, 2025, October 2, 2025 and December 5, 2025; and

•	the description of the Class A Ordinary Shares contained in our registration statement on Form 8-A (File No. 001-41430), filed with the SEC on June 22, 2022, including any amendments or reports filed for the purpose of updating such description.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request, without charge to the requester, a copy of any or all of the documents that are incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits which are specifically incorporated by reference into such documents. You can obtain free of charge a copy of any documents that are incorporated by reference in this prospectus supplement at no cost, by writing or telephoning us at:

Pagaya Technologies Ltd.

Attn: Investor Relations

335 Madison Ave, 16th Floor

New York, New York 10017

(646) 710-7714

You also may access these filings on our website at www.pagaya.com. We do not incorporate the information on our website into this prospectus or any supplement to this prospectus and you should not consider any information on, or that can be accessed through, our website as part of this prospectus or any supplement to this prospectus (other than those filings with the SEC that we specifically incorporate by reference into this prospectus or any supplement to this prospectus).

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference into this document will be deemed to be modified or superseded for purposes of the document to the extent that a statement contained in this document or any other subsequently filed document that is deemed to be incorporated by reference into this document modifies or supersedes the statement.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus and any prospectus supplement are part of a registration statement we filed with the SEC and do not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the securities we are offering under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Neither we nor any Selling Securityholder, agent, underwriter or dealer has authorized any person to provide you with different information. The Selling Securityholders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus, regardless of the time of delivery of this prospectus or any sale of the securities offered by this prospectus.

In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy statements and other information regarding issuers that file electronically with the SEC, including our company, Pagaya Technologies Ltd. The address of the SEC website is www.sec.gov.

We maintain a website at www.pagaya.com. The information contained on, or accessible from, or hyperlinked to our website is not a part of this prospectus and you should not consider information on our website to be part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

ENFORCEABILITY OF CIVIL LIABILITIES

Pagaya is incorporated under the laws of the State of Israel. Service of process upon Pagaya and upon certain of its directors and officers and the Israeli experts named in this prospectus who reside outside the United States may be difficult to obtain within the United States. Furthermore, because a substantial amount of our assets are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

Pagaya has irrevocably appointed Pagaya US Holding Company LLC as its agent to receive service of process in any action against Pagaya in any U.S. federal or state court arising out of this offering or any purchase or sale of securities in connection with this offering. The address of Pagaya’s agent is 335 Madison Ave, 16th Floor, New York, NY 10017.

It may be difficult to initiate an action with respect to U.S. securities laws in Israel. Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities laws reasoning that Israel is not the most appropriate forum to hear such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact by expert witnesses which can be a time-consuming and costly process. Certain matters of procedure may also be governed by Israeli law.

Subject to certain time limitations and legal procedures, Israeli courts may enforce a U.S. judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that:

•	the judgment was rendered by a court which was, according to the laws of the state of the court, competent to render the judgment;

•	the obligation imposed by the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy; and

•	the judgment is executory in the state in which it was given.

Even if these conditions are met, an Israeli court may not declare a foreign civil judgment enforceable if:

•	the judgment was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases);

•	the enforcement of the judgment is likely to prejudice the sovereignty or security of the State of Israel;

•	the judgment was obtained by fraud;

•	the opportunity given to the defendant to bring its arguments and evidence before the court was not reasonable in the opinion of the Israeli court;

•	the judgment was rendered by a court not competent to render it according to the laws of private international law as they apply in Israel;

•	the judgment is contradictory to another judgment that was given in the same matter between the same parties and that is still valid; or

•	at the time the action was brought in the foreign court, a lawsuit in the same matter and between the same parties was pending before a court or tribunal in Israel.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses (except any underwriting discounts and commissions and expenses) payable in connection with the offering described in the registration statement.

Amount to Be Paid
Registration fee	$ 208,719.84
Listing fees	(1)
Rating Agency fees	(1)
FINRA Filing Fee	(1)
Printing	(1)
Legal fees and expenses (including Blue Sky fees)	(1)
Trustee and transfer agent fees and expenses	(1)
Accounting fees and expenses	(1)
Miscellaneous	(1)
TOTAL	$ (1)
___________________
(1)	Not presently known. An estimate of the aggregate expenses in connection with the issuance and distribution of the securities being offered will be included in the applicable prospectus supplement.

*	Includes $160,507.34 that was previously paid.

Item 15.	Indemnification of Directors and Officers.

Under the Israeli Companies Law, 5759-1999 (the “Israeli Companies Law”), a company may not exculpate directors or certain senior officers (collectively, “Office Holders”) from liability for a breach of a duty of loyalty. An Israeli company may exculpate Office Holders in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care but only if a provision authorizing such exculpation is included in its articles of association. The Articles include such a provision. The company may not exculpate Office Holders in advance from liability arising out of a prohibited dividend or distribution to shareholders.

Under the Israeli Companies Law, the Israeli Securities Law, 5728-1968 (the “Israeli Securities Law”) and the Israeli Economic Competition Law, 5748-1988 (the “Israeli Economic Competition Law”), a company may indemnify Office Holders in respect of the following liabilities, payments and expenses incurred for acts performed by them as Office Holders, either in advance of an event or following an event, provided its articles of association include a provision authorizing such indemnification:

•	monetary liability incurred by or imposed on the Office Holder in favor of another person pursuant to a court judgment, including pursuant to a settlement confirmed as judgment or arbitrator’s decision approved by a competent court. However, if an undertaking to indemnify an Office Holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned foreseen events and amount or criteria;

•	reasonable litigation expenses, including reasonable attorneys’ fees, which were incurred by the Office Holder as a result of an investigation or proceeding filed against the Office Holder by an authority authorized to conduct such investigation or proceeding, provided that such investigation or proceeding was either (i) concluded without the filing of an indictment against such Office Holder and without the imposition on the Office Holder of any monetary obligation in lieu of a criminal proceeding; (ii) concluded without the filing of an indictment against the Office Holder but with the imposition of a monetary obligation on the Office Holder in lieu of criminal proceedings for an offense that does not require proof of criminal intent; or (iii) in connection with a monetary sanction;

•	a monetary liability imposed on the Office Holder in an Administrative Proceeding (as defined below) pursuant to Section 52(54)(a)(1)(a) of the Israeli Securities Law, in favor of all the parties injured by the Office Holder’s breach;

•	reasonable litigation expenses, including reasonable attorneys’ fees, expended by the Office Holder with respect to an Administrative Proceeding under the Israeli Securities Law;

•	reasonable litigation expenses, including reasonable attorneys’ fees, incurred by the Office Holder or which were imposed on the Office Holder by a court (i) in a proceeding instituted against the Office Holder by the company, on its behalf, or by a third-party, (ii) in connection with criminal indictment of which the Office Holder was acquitted, or (iii) in connection with a criminal indictment which the Office Holder was convicted of an offense that does not require proof of criminal intent;

•	financial liability imposed on the Office Holder in an Administrative Proceeding, on behalf of all the parties injured by the Office Holder’s breach;

•	reasonable litigation expenses, including reasonable attorneys’ fees, incurred by an Office Holder in connection with a proceeding under the Law for Increased Enforcement of Labor Laws, 5772-2011 and the regulations promulgated thereunder, or the Law for Encouragement of Research, Development and Technological Innovation in Industry, 5744-1984 and the regulations promulgated thereunder;

•	reasonable litigation expenses, including reasonable attorneys’ fees, incurred by an Office Holder in connection with a proceeding conducted with respect to the Office Holder under the Israeli Economic Competition Law; and

•	any other obligation or expense in respect of which it is permitted or will be permitted under applicable law to indemnify an Office Holder, including, without limitation, matters referenced in Section 56H(b)(1) of the Israeli Securities Law.

An “Administrative Proceeding” is defined as a proceeding pursuant to chapters H3 (Monetary Sanction by the Israel Securities Authority), H4 (Administrative Enforcement Proceedings of the Administrative Enforcement Committee) or I1 (Arrangement to Conditionally Prevent Proceedings or Suspend Proceedings) of the Israeli Securities Law.

Under the Israeli Companies Law, the Israeli Securities Law and the Israeli Economic Competition Law, a company may insure an Office Holder against the following liabilities incurred for acts performed by him or her as an Office Holder if and to the extent provided in the company’s articles of association:

•	a breach of the duty of loyalty to the company, provided that the Office Holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;

•	a breach of duty of care to the company or to a third-party;

•	a monetary liability imposed on the Office Holder in favor of a third-party;

•	a monetary liability imposed on the Office Holder in favor of an injured party in certain Administrative Proceedings under the Israeli Securities Law, including reasonable attorneys’ fees and other litigation expenses;

•	expenses incurred by the Office Holder in connection with an Administrative Proceeding, including reasonable attorneys’ fees and other litigation expenses; and

•	expenses incurred by the Office Holder in proceedings under or in connection with the Economic Competition Law, including reasonable attorneys’ fees and other litigation expenses.

Under the Israeli Companies Law, a company may not indemnify, exculpate or insure an Office Holder against any of the following:

•	a breach of the duty of loyalty, except for indemnification and insurance for a breach of the duty of loyalty to the company to the extent that the Office Holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•	a breach of duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the Office Holder;

•	an act or omission committed with intent to derive illegal personal benefit; or

•	a fine or forfeit levied against the Office Holder.

Under the Israeli Companies Law, exculpation, indemnification and insurance of an Office Holder in a public company must be approved by the compensation committee and the board of directors and, with respect to the CEO, directors or controlling shareholders, their relatives and third parties in which such controlling shareholders have a personal interest, also by the shareholders.

The Articles permit us to insure our Office Holders to the fullest extent permitted or to be permitted by law. Our Office Holders are currently covered by a directors’ and officers’ liability insurance policy. As of the date of this registration statement, no claims for directors’ and officers’ liability insurance have been filed under this policy and we are not aware of any pending or threatened litigation or proceeding involving any of our Office Holders in which indemnification is sought.

The Company has entered into agreements with each of our current Office Holders undertaking to indemnify them to the fullest extent permitted by law, subject to limited exceptions, including to the extent that these liabilities are not covered by insurance. This indemnification is limited as follows: the maximum aggregate amount of indemnification that may be paid by the Company to all Office Holders entitled to indemnification, whether in advance or after the event, with respect to all indemnification undertakings by the Company to such Office Holders (including indemnification undertakings to directors and officers of companies held by the Company), if and to the extent that it grants them, based on the grounds specified above, shall not exceed the Maximum Indemnification Amount (defined below).

The term “Maximum Indemnification Amount” shall mean the greater of (i) 25% of shareholders’ equity (as reported in the Company’s last published consolidated financial statements, as of the date of each payment in respect of the indemnification undertakings), (ii) $100 million, (iii) 10% of the total market capitalization of the Company (calculated as the average closing price of the Class A Ordinary Shares over the 30 trading days prior to the date of each payment in respect of the indemnification undertakings multiplied by the total number of issued and outstanding shares of the Company as of the date of each payment), and (iv) in connection with or arising out of a public offering of the Company’s securities, the aggregate amount of proceeds from the sale of, or value exchanged in relation to, such securities by the Company and/or any shareholder in such offering. Such indemnification amounts are in addition to any insurance amounts. However, in the opinion of the SEC, indemnification of directors and officers for liabilities arising under the Securities Act is against public policy and therefore unenforceable. The Articles include provisions under which Office Holders are or may be insured, exempted or indemnified against liability, which they may incur in their capacities as such, to the maximum extent permitted by law.

Item 16.	Exhibits

EXHIBIT INDEX

The following documents are filed as part of this registration statement:

Exhibit No.	Description
1.1*	Form of Underwriting Agreement
4.1	Articles of Association of Pagaya Technologies Ltd., as amended and restated on December 11, 2024 (incorporated by reference to Exhibit 3.1 of Pagaya Technologies Ltd. Current Report on Form 8-K filed with the SEC on December 12, 2024)
4.2	Specimen Ordinary Share Certificate of Pagaya Technologies Ltd. (incorporated by reference to Exhibit 4.5 of Pagaya Technologies Ltd. Amendment No. 1 to Registration Statement on Form F-4 filed with the SEC on May 9, 2022)
4.3	Indenture, dated as of October 1, 2024, by and among the Company, Pagaya US and the Trustee (incorporated by reference to Exhibit 4.1 of Pagaya Technologies Ltd. Current Report on Form 8-K filed with the SEC on October 1, 2024)
4.4	Form of Global Note, representing Pagaya US’s 6.125% Exchangeable Senior Notes due 2029 (included as Exhibit A to the Indenture referenced in Exhibit 4.3 hereto, which is incorporated by reference to Exhibit 4.1 of Pagaya Technologies Ltd. Current Report on Form 8-K filed with the SEC on October 1, 2024)
4.5	Indenture, dated as of July 28, 2025, by and among the Pagaya US, the Guarantors and the Trustee (incorporated by reference to Exhibit 4.1 of Pagaya Technologies Ltd. Current Report on Form 8-K filed with the SEC on July 28, 2025)
4.6	Form of Global Note, representing Pagaya US’s 8.875% Senior Notes due 2030 (included as Exhibit A to the Indenture referenced in Exhibit 4.5 hereto, which is incorporated by reference to Exhibit 4.1 of Pagaya Technologies Ltd. Current Report on Form 8-K filed with the SEC on July 28, 2025)
4.7	Specimen Warrant Certificate of Pagaya Technologies Ltd. (incorporated by reference to Exhibit 4.6 of Pagaya Technologies Ltd. Amendment No. 1 to Registration Statement on Form F-4 filed with the SEC on May 9, 2022)
4.8	Warrant Agreement, by and among, dated as of February 24, 2021, between Continental Stock Transfer & Trust Company and EJF Acquisition Corp. (incorporated by reference to Exhibit 4.1 of EJF Acquisition Corp. Current Report on Form 8-K filed with the SEC on February 24, 2021)
4.9	Assignment, Assumption and Amendment Agreement, by and among Pagaya Technologies Ltd., EJF Acquisition Corp. and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.7 of Pagaya Technologies Ltd. Amendment No. 2 to Registration Statement on Form F-4 filed with the SEC on May 18, 2022)
4.10	Form of Registration Rights Agreement (incorporated by reference to Exhibit 4.9 of Pagaya Technologies Ltd. Registration Statement on Form F-4 filed with the SEC on May 18, 2022)
4.11	Form of Registration Rights Agreement, dated as of January 5, 2023, by and among Pagaya Technologies Ltd. and the Shareholders of Darwin Homes, Inc. (incorporated by reference to Exhibit 4.16 of Pagaya Technologies Ltd. Annual Report on Form 20-F filed with the SEC on April 20, 2023)
5.1	Opinion of Goldfarb Gross Seligman & Co. as to the validity of the Pagaya Technologies Ltd. Class A Ordinary Shares
23.1	Consent of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, independent registered accounting firm for Pagaya Technologies Ltd.
23.2	Consent of Goldfarb Gross Seligman & Co. (included in Exhibit 5.1)
24.1	Powers of attorney (included on signature page to the registration statement)
107	Filing Fee Table
*	To be provided in an amendment hereto or in a subsequent filing that is incorporated by reference herein.

Item 17.	Undertakings

(a)       The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a) (1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)       The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless, in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d)       The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act of 1939, as amended, or the Trust Indenture Act, in accordance with the rules and regulations prescribed by the SEC under section 305(b)(2) of the Trust Indenture Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on December 5, 2025.

PAGAYA TECHNOLOGIES LTD.

By:	/s/ Gal Krubiner
	Name:	Gal Krubiner
	Title:	Chief Executive Officer

By:	/s/ Evangelos Perros
	Name:	Evangelos Perros
	Title:	Chief Financial Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Gal Krubiner, Evangelos Perros and Eric Watson, and each of them, as their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead in any and all capacities, in connection with this registration statement, including to sign in the name and on behalf of the undersigned, this registration statement and any and all amendments thereto, including post-effective amendments and registrations filed pursuant to Rule 462 under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on December 5, 2025:

Name	Position

/s/ Gal Krubiner Gal Krubiner	Chief Executive Officer and Board Member (Principal Executive Officer)
/s/ Evangelos Perros Evangelos Perros	Chief Financial Officer (Principal Financial Officer)

/s/ Cory Vieira	Chief Accounting Officer (Principal Accounting Officer)
Cory Vieira

/s/ Avi Zeevi Avi Zeevi	Chairman
/s/ Harvey Golub Harvey Golub	Board Member
/s/ Dan Petrozzo Dan Petrozzo	Board Member

Name	Position

/s/ Tami Rosen Tami Rosen	Chief Development Officer and Board Member
/s/ Avital Pardo Avital Pardo	Chief Technology Officer and Board Member
/s/ Alison Davis Alison Davis	Board Member
/s/ Asheet Mehta Asheet Mehta	Board Member
/s/ Yahav Yulzari Yahav Yulzari	Chief Business Officer and Board Member

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Pagaya Technologies Ltd., has signed this registration statement on December 5, 2025.

PAGAYA US HOLDING COMPANY LLC

By:	/s/ Gal Krubiner
	Name:	Gal Krubiner
	Title:	Authorized Person